ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three years ended September 27, 2008
	in millions, except per share data

	2008	2007	2006
Sales	$26,862	$25,729	$24,589
Cost of Sales	25,616	24,300	23,639
	1,246	1,429	950
Operating Expenses:
Selling, general and administrative	879	814	930
Other charges	36	2	70
Operating Income (Loss)	331	613	(50)
Other (Income) Expense:
Interest income	(9)	(8)	(30)
Interest expense	215	232	268
Other, net	(29)	(21)	(20)
	177	203	218

Income (Loss) from Continuing Operations before Income Taxes	154	410	(268)
Income Tax Expense (Benefit)	68	142	(94)
Income (Loss) from Continuing Operations	86	268	(174)
Loss from Discontinued Operation, Net of Tax $0, $0, $(8)	-	-	(17)
Income (Loss) before Cumulative Effect of Change in Accounting Principle	86	268	(191)

Cumulative Effect of Change in Accounting Principle, Net of Tax	-	-	(5)
Net Income (Loss)	$86	$268	$(196)

Weighted Average Shares Outstanding:
Class A Basic	281	273	249
Class B Basic	70	75	96
Diluted	356	355	345
Earnings (Loss) Per Share from Continuing Operations:
Class A Basic	$0.25	$0.79	$(0.51)
Class B Basic	$0.22	$0.70	$(0.47)
Diluted	$0.24	$0.75	$(0.51)
Loss Per Share from Discontinued Operation:
Class A Basic	$-	$-	$(0.05)
Class B Basic	$-	$-	$(0.05)
Diluted	$-	$-	$(0.05)
Cumulative Effect of Change in Accounting Principle
Class A Basic	$-	$-	$(0.02)
Class B Basic	$-	$-	$(0.01)
Diluted	$-	$-	$(0.02)
Net Earnings (Loss) per Share
Class A Basic	$0.25	$0.79	$(0.58)
Class B Basic	$0.22	$0.70	$(0.53)
Diluted	$0.24	$0.75	$(0.58)
See accompanying notes.

CONSOLIDATED BALANCE SHEETS

	September 27, 2008, and September 29, 2007
	in millions, except share and per share data

	2008	2007
Assets
Current Assets:
Cash and cash equivalents	$250	$42
Accounts receivable, net	1,271	1,246
Inventories	2,538	2,159
Other current assets	143	70
Assets of discontinued operation held for sale	159	164
Total Current Assets	4,361	3,681
Net Property, Plant and Equipment	3,519	3,608
Goodwill	2,511	2,485
Intangible Assets	128	126
Other Assets	331	327
Total Assets	$10,850	$10,227

Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$8	$137
Trade accounts payable	1,217	1,050
Other current liabilities	878	928
Total Current Liabilities	2,103	2,115
Long-Term Debt	2,888	2,642
Deferred Income Taxes	291	367
Other Liabilities	554	372
Shareholders’ Equity:
Common stock ($0.10 par value):
Class A-authorized 900 million shares:
issued 322 million shares in 2008 and 300 million shares in 2007	32	30
Convertible Class B-authorized 900 million shares:
issued 70 million shares in both 2008 and 2007	7	7
Capital in excess of par value	2,161	1,877
Retained earnings	3,006	2,993
Accumulated other comprehensive income	41	50
	5,247	4,957
Less treasury stock, at cost-
15 million shares in 2008 and 14 million shares in 2007	233	226
Total Shareholders’ Equity	5,014	4,731
Total Liabilities and Shareholders’ Equity	$10,850	$10,227

See accompanying notes.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

	Three years ended September 27, 2008
	in millions

	September 27, 2008		September 29, 2007		September 30, 2006
	Shares	Amount	Shares	Amount	Shares	Amount

Class A Common Stock:
Balance at beginning of year	300	$30	284	$28	268	$27
Issuance of Class A Common Stock	22	2	-	-	-	-
Conversion from Class B shares	-	-	16	2	16	1
Balance at end of year	322	32	300	30	284	28

Class B Common Stock:
Balance at beginning of year	70	7	86	9	102	10
Conversion to Class A shares	-	-	(16)	(2)	(16)	(1)
Balance at end of year	70	7	70	7	86	9

Capital in Excess of Par Value:
Balance at beginning of year		1,877		1,835		1,867
Issuance of Class A Common Stock		272		-		-
Convertible note hedge transactions		(58)		-		-
Warrant transactions		44		-		-
Stock options exercised		(5)		9		(2)
Restricted shares issued		(14)		(26)		(16)
Restricted shares canceled		2		27		3
Cumulative effect of adoption of SFAS No. 123R		-		-		(55)
Restricted share amortization		19		24		26
Reclassification and other		24		8		12
Balance at end of year		2,161		1,877		1,835

Retained Earnings:
Balance at beginning of year		2,993		2,781		3,032
Cumulative effect of adoption of FIN 48		(17)		-		-
Net income (loss)		86		268		(196)
Dividends paid		(56)		(56)		(55)
Balance at end of year		3,006		2,993		2,781

Accumulated Other Comprehensive Income (Loss), Net of Tax:
Balance at beginning of year		50		17		28
Net hedging (gain) loss recognized in cost of sales		(6)		(20)		3
Net hedging unrealized gain		4		20		1
Unrealized gain (loss) on investments		(1)		-		1
Currency translation adjustment		(2)		24		(6)
Net change in postretirement liabilities		(4)		-		-
Net change in pension liability, prior to the adoption of SFAS No. 158		-		6		(10)
Adjustment to initially apply SFAS No. 158		-		3		-
Balance at end of year		41		50		17

Treasury Stock:
Balance at beginning of year	14	(226)	15	(230)	15	(238)
Purchase of treasury shares	2	(30)	3	(61)	3	(42)
Stock options exercised	-	11	(4)	65	(2)	35
Restricted shares issued	(1)	16	(2)	27	(1)	20
Restricted shares canceled	-	(4)	2	(27)	-	(5)
Balance at end of year	15	(233)	14	(226)	15	(230)

Unamortized Deferred Compensation:
Balance at beginning of year		-		-		(55)
Cumulative effect of adoption of SFAS No. 123R		-		-		55
Balance at end of year		-		-		-

Total Shareholders’ Equity		$5,014		$4,731		$4,440

Comprehensive Income (Loss):
Net income (loss)		$86		$268		$(196)
Other comprehensive income (loss), net of tax		(9)		30		(11)
Total Comprehensive Income (Loss)		$77		$298		$(207)

See accompanying notes.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three years ended September 27, 2008
	in millions

	2008	2007	2006
Cash Flows From Operating Activities:
Net income (loss)	$86	$268	$(196)
Adjustments to reconcile net income (loss) to cash provided
by operating activities:
Depreciation	468	482	481
Amortization	25	32	36
Deferred taxes	35	5	(130)
Cumulative effect of change in accounting principle, before tax	-	-	9
Impairment and write-down of assets	57	14	18
Other, net	26	(15)	30
(Increase) decrease in accounts receivable	(59)	(66)	43
(Increase) decrease in inventories	(376)	(166)	8
Increase in trade accounts payable	98	91	38
Increase (decrease) in income taxes payable/receivable	(22)	24	(132)
Increase (decrease) in interest payable	-	(35)	104
Net change in other current assets and liabilities	(50)	44	63
Cash Provided by Operating Activities	288	678	372
Cash Flows From Investing Activities:
Additions to property, plant and equipment	(425)	(285)	(531)
Proceeds from sale of property, plant and equipment	26	76	21
Purchases of marketable securities	(115)	(131)	(191)
Proceeds from sale of marketable securities	112	147	214
Proceeds from sale of investments	22	-	-
Proceeds from sale (purchase) of short-term investment	-	770	(750)
Other, net	(19)	2	13
Cash Provided by (Used for) Investing Activities	(399)	579	(1,224)
Cash Flows From Financing Activities:
Net borrowings (payments) on revolving credit facilities	(213)	53	158
Payments of debt	(147)	(1,263)	(166)
Net proceeds from borrowings	449	-	992
Net proceeds from Class A stock offering	274	-	-
Convertible note hedge transactions	(94)	-	-
Warrant transactions	44	-	-
Purchase of treasury shares	(30)	(61)	(42)
Dividends	(56)	(56)	(55)
Stock options exercised	9	74	32
Increase (decrease) in negative book cash balances	67	9	(85)
Other, net	18	(8)	10
Cash Provided by (Used for) Financing Activities	321	(1,252)	844
Effect of Exchange Rate Change on Cash	(2)	9	(4)
Increase (Decrease) in Cash and Cash Equivalents	208	14	(12)
Cash and Cash Equivalents at Beginning of Year	42	28	40
Cash and Cash Equivalents at End of Year	$250	$42	$28
See accompanying notes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business: Tyson Foods, Inc. (collectively, “Company,” “we,” “us” or “our”), founded in 1935 with world headquarters in Springdale, Arkansas, is the world’s largest processor and marketer of chicken, beef and pork and the second-largest food production company in the Fortune 500. We produce a wide variety of brand name protein-based and prepared food products marketed in the United States and more than 90 countries around the world. We are a recognized market leader in the retail and foodservice markets we serve. We have approximately 107,000 employees and more than 300 facilities and offices in 28 states and 22 countries.

Consolidation: The consolidated financial statements include the accounts of all wholly-owned subsidiaries, as well as majority-owned subsidiaries for which we have a controlling interest. All significant intercompany accounts and transactions have been eliminated in consolidation.

We have an investment in a joint venture, Dynamic Fuels LLC (Dynamic), in which we have a 50 percent ownership interest. Dynamic qualifies as a variable interest entity under Financial Accounting Standards Board (FASB) Interpretation No. 46(R)

“Consolidation of Variable Interest Entities, an interpretation of ARB No. 51” (FIN 46(R)). Effective June 30, 2008, we began consolidating Dynamic since we are the primary beneficiary as defined by FIN 46(R).

Fiscal Year: We utilize a 52- or 53-week accounting period ending on the Saturday closest to September 30.

Reclassification: In the fourth quarter fiscal 2008, we began to manage and report the operating results and identifiable assets of our logistics operations in the segment in which the product being moved relates. As a result, our operating segments now reflect logistics operations which were previously included in Other. All prior periods have been restated to reflect this change.

Discontinued Operation: On June 25, 2008, we executed a letter of intent with XL Foods Inc. to sell the beef processing, cattle feed yard and fertilizer assets of Lakeside Farm Industries Ltd (Lakeside), our wholly-owned Canadian subsidiary. The financial statements report Lakeside as a discontinued operation. See Note 3: Discontinued Operation in the Notes to Consolidated Financial Statements for further information. Accordingly, all prior periods have been restated.

Cash and Cash Equivalents: Cash equivalents consist of investments in short-term, highly liquid securities having original maturities of three months or less, which are made as part of our cash management activity. The carrying values of these assets approximate their fair market values. We primarily utilize a cash management system with a series of separate accounts consisting of lockbox accounts for receiving cash, concentration accounts where funds are moved to, and several “zero-balance” disbursement accounts for funding payroll, accounts payable, livestock procurement, grower payments, etc. As a result of our cash management system, checks issued, but not presented to the banks for payment, may result in negative book cash balances. These negative book cash balances are included in trade accounts payable and other current liabilities. Checks outstanding in excess of related book cash balances totaled approximately $322 million at September 27, 2008, and $255 million at September 29, 2007.

Accounts Receivable: We record trade accounts receivable at net realizable value. This value includes an appropriate allowance for estimated uncollectible accounts to reflect any loss anticipated on the trade accounts receivable balances and charged to the provision for doubtful accounts. We calculate this allowance based on our history of write-offs, level of past due accounts and relationships with and economic status of our customers. We generally do not have collateral for our receivables, but we do periodically evaluate the credit worthiness of our customers.

Inventories: Processed products, livestock and supplies and other are valued at the lower of cost or market. Cost includes purchased raw materials, live purchase costs, growout costs (primarily feed, contract grower pay and catch and haul costs), labor and manufacturing and production overhead, which are related to the purchase and production of inventories.

		in millions
	2008	2007
Processed products:
Weighted-average method - chicken and prepared foods	$920	$773
First-in, first-out method - beef and pork	571	514
Livestock – first-in, first-out method	701	573
Supplies and other - weighted-average method	346	299
Total inventory	$2,538	$2,159

Depreciation: We primarily use the straight-line method to calculate depreciation, using estimated lives for buildings and leasehold improvements of 10 to 33 years, machinery and equipment of three to 12 years and land improvements and other of three to 20 years.

Long-Lived Assets: We review the carrying value of long-lived assets at each balance sheet date if indication of impairment exists. Recoverability is assessed using undiscounted cash flows based on historical results and current projections of earnings before interest and taxes. We measure impairment as the excess of carrying cost over the fair value of an asset. The fair value of an asset is measured using discounted cash flows of future operating results based on a discount rate that corresponds to our cost of capital.

Goodwill and Other Intangible Assets: Goodwill and indefinite life intangible assets are initially recorded at fair value and not amortized, but are reviewed for impairment at least annually or more frequently if impairment indicators arise. Our goodwill is allocated by reporting unit, and we follow a two-step process to evaluate if a potential impairment exists. We have estimated the fair value of our reporting units using a discounted cash flow analysis. This analysis requires us to make various judgmental estimates and assumptions about sales, operating margins, growth rates and discount factors. While estimating the fair value of our Beef and Chicken reporting units, we assumed operating margins in future years in excess of the margins realized in the most recent year. The fair value estimates for these reporting units assume normalized operating margin assumptions and improved operating efficiencies based on long-term expectations and operating margins historically realized in the beef and chicken industries. As a result of the first step of our goodwill impairment review, a potential impairment did not exist; therefore, the second step was not considered necessary. While we believe we have made reasonable estimates and assumptions to determine the fair value of our reporting units, it is possible a material change could occur. If our actual results are not consistent with our estimates and assumptions used to calculate the fair value of our reporting units, we may be required to perform the second step which could result in a material impairment of our goodwill.

During the latter part of the fourth quarter of fiscal 2008 and continuing into November 2008, our market capitalization was below book value. While we considered the market capitalization decline in our evaluation of fair value of goodwill, we determined it did not impact the overall goodwill impairment analysis as we believe the decline to be primarily attributed to the negative market conditions as a result of the credit crisis, indications of a possible recession and current issues within the poultry industry. We will continue to monitor our market capitalization as a potential impairment indicator considering overall market conditions and poultry industry events.

The fair value of trademarks is determined using a royalty rate method based on expected revenues by trademark, and the fair value of our in-process patents is determined using the present value of estimated future cash flows.

Investments: We have investments in joint ventures and other entities. We use the cost method of accounting where our voting interests are less than 20 percent and the equity method of accounting where our voting interests are in excess of 20 percent, but we do not have a controlling interest or a variable interest in which we are the primary beneficiary. Investments in joint ventures and other entities are reported in the Consolidated Balance Sheets in Other Assets.

We have investments in marketable debt securities. As of September 27, 2008, and September 29, 2007, $94 million, were classified in Other Assets in the Consolidated Balance Sheets, with maturities ranging up to 48 years. We have determined all our marketable debt securities are available-for-sale investments. These investments are reported at fair value based on quoted market prices as of the balance sheet date, with unrealized gains and losses, net of tax, recorded in other comprehensive income. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is recorded in interest income. The cost of securities sold is based on the specific identification method. Realized gains and losses on the sale of debt securities and declines in value judged to be other than temporary are recorded on a net basis in other income. Interest and dividends on securities classified as available-for-sale are recorded in interest income.

Accrued Self Insurance: We use a combination of insurance and self-insurance mechanisms to provide for the potential liabilities for health and welfare, workers’ compensation, auto liability and general liability risks. Liabilities associated with our risks retained are estimated, in part, by considering claims experience, demographic factors, severity factors and other actuarial assumptions.

Capital Stock: We have two classes of capital stock, Class A Common Stock, $0.10 par value (Class A stock) and Class B Common Stock, $0.10 par value (Class B stock). Holders of Class B stock may convert such stock into Class A stock on a share-for-share basis. Holders of Class B stock are entitled to 10 votes per share, while holders of Class A stock are entitled to one vote per share on matters submitted to shareholders for approval. As of September 27, 2008, members of the Tyson family beneficially own, in the aggregate, 99.97% of the outstanding shares of Class B stock and 2.31% of the outstanding shares of Class A stock, giving the Tyson family control of approximately 70% of the total voting power of the outstanding voting stock. Cash dividends cannot be paid to holders of Class B stock unless they are simultaneously paid to holders of Class A stock. The per share amount of the cash dividend paid to holders of Class B stock cannot exceed 90% of the cash dividend simultaneously paid to holders of Class A stock. We pay quarterly cash dividends to Class A and Class B shareholders. We paid Class A dividends per share of $0.16 and Class B dividends per share of $0.144 in each of fiscal years 2008, 2007 and 2006.

The Class B stock is considered a participating security requiring the use of the two-class method for the computation of basic earnings per share. The two-class computation method for each period reflects the cash dividends paid for each class of stock, plus the amount of allocated undistributed earnings (losses) computed using the participation percentage, which reflects the dividend rights of each class of stock. Basic earnings per share were computed using the two-class method for all periods presented. The shares of Class B stock are considered to be participating convertible securities since the shares of Class B stock are convertible on a share-for-share basis into shares of Class A stock. Diluted earnings per share were computed assuming the conversion of the Class B shares into Class A shares as of the beginning of each period.

Financial Instruments: We purchase certain commodities, such as grains and livestock in the course of normal operations. As part of our commodity risk management activities, we use derivative financial instruments, primarily futures and options, to reduce our exposure to various market risks related to these purchases, as well as to changes in foreign currency exchange rates. Contract terms of a financial instrument qualifying as a hedge instrument closely mirror those of the hedged item, providing a high degree of risk reduction and correlation. Contracts designated and highly effective at meeting risk reduction and correlation criteria are recorded using hedge accounting. If a derivative instrument is accounted for as a hedge, changes in the fair value of the instrument will be offset either against the change in fair value of the hedged assets, liabilities or firm commitments through earnings or recognized in other comprehensive income (loss) until the hedged item is recognized in earnings. The ineffective portion of an instrument’s change in fair value is immediately recognized in earnings as a component of cost of sales. Instruments we hold as part of our risk management activities that do not meet the criteria for hedge accounting are marked to fair value with unrealized gains or losses reported currently in earnings. Changes in market value of derivatives used in our risk management activities relating to forward sales contracts are recorded in sales. Changes in market value of derivatives used in our risk management activities surrounding inventories on hand or anticipated purchases of inventories or supplies are recorded in cost of sales. We generally do not hedge anticipated transactions beyond 12 months.

Revenue Recognition: We recognize revenue when title and risk of loss are transferred to customers, which is generally on delivery based on terms of sale. Revenue is recognized as the net amount estimated to be received after deducting estimated amounts for discounts, trade allowances and product terms.

Litigation Reserves: There are a variety of legal proceedings pending or threatened against us. Accruals are recorded when it is probable a liability has been incurred and the amount of the liability can be reasonably estimated based on current law, progress of each case, opinions and views of legal counsel and other advisers, our experience in similar matters and intended response to the litigation. These amounts, which are not discounted and are exclusive of claims against third parties, are adjusted periodically as assessment efforts progress or additional information becomes available. We expense amounts for administering or litigating claims as incurred. Accruals for legal proceedings are included in Other current liabilities in the Consolidated Balance Sheets.

Freight Expense: Freight expense associated with products shipped to customers is recognized in cost of sales.

Advertising and Promotion Expenses: Advertising and promotion expenses are charged to operations in the period incurred. Customer incentive and trade promotion activities are recorded as a reduction to sales based on amounts estimated as being due to customers, based primarily on historical utilization and redemption rates, while other advertising and promotional activities are recorded as selling, general and administrative expenses. Advertising and promotion expenses for fiscal years 2008, 2007 and 2006 were $495 million, $467 million and $493 million, respectively.

Use of Estimates: The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States, which require us to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Recently Issued Accounting Pronouncements: In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (SFAS No. 157). SFAS No. 157 provides guidance for using fair value to measure assets and liabilities. This standard also responds to investors’ requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value and the effect of fair value measurements on earnings. SFAS No. 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. Beginning September 28, 2008, we partially applied SFAS No. 157 as allowed by FASB Staff Position (FSP) 157-2, which delayed the effective date of SFAS No. 157 for nonfinancial assets and liabilities. As of September 28, 2008, we have applied the provisions of SFAS No. 157 to our financial instruments and the impact was not material. Under FSP 157-2, we will be required to apply SFAS No. 157 to our nonfinancial assets and liabilities at the beginning of fiscal 2010. We are currently reviewing the applicability of SFAS No. 157 to our nonfinancial assets and liabilities as well as the potential impact on our consolidated financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115” (SFAS No. 159). This statement provides companies with an option to report selected financial assets and liabilities firm commitments, and nonfinancial warranty and insurance contracts at fair value on a contract-by-contract basis, with changes in fair value recognized in earnings each reporting period. At September 28, 2008, we did not elect the fair value option under SFAS No. 159 and therefore there was no impact to our consolidated financial statements.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (SFAS No. 160). SFAS No. 160 amends Accounting Research Bulletin No. 51, “Consolidated Financial Statements” to establish accounting and reporting standards for a noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This statement clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity and should be reported as equity in the consolidated financial statements, rather than in the liability or mezzanine section between liabilities and equity. SFAS No. 160 also requires consolidated net income be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. The impact of SFAS No. 160 will not have a material impact on our current Consolidated Financial Statements. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008; therefore, we expect to adopt SFAS No. 160 at the beginning of fiscal 2010.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141R, “Business Combinations” (SFAS No. 141R). SFAS No. 141R establishes principles and requirements for how an acquirer in a business combination: 1) recognizes and measures in its financial statements identifiable assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree; 2) recognizes and measures goodwill acquired in a business combination or a gain from a bargain purchase; and 3) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of a business combination. SFAS No. 141R is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008; therefore, we expect to adopt SFAS No. 141R for any business combinations entered into beginning in fiscal 2010.

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, “Disclosures about Derivative Instruments and Hedging Activities - an amendment of FASB Statement No. 133” (SFAS No. 161). SFAS No. 161 establishes enhanced disclosure requirements about: 1) how and why an entity uses derivative instruments; 2) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations; and 3) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008; therefore, we expect to adopt SFAS No. 161 in the second quarter of fiscal 2009.

In May 2008, the FASB issued FASB Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (FSP APB 14-1). FSP APB 14-1 specifies that issuers of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. The amount allocated to the equity component represents a discount to the debt, which is amortized into interest expense using the effective interest method over the life of the debt. FSP APB 14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is not permitted. Therefore, we expect to adopt the provisions of FSP APB 14-1 beginning in the first quarter of fiscal 2010. The provisions of FSP APB 14-1 are required to be applied retrospectively to all periods presented. Upon retrospective adoption, we anticipate our effective interest rate on our 3.25% Convertible Senior Notes due 2013 will range from 8.0% to 8.50%, which would result in the recognition of an approximate $90 million to $100 million discount to these notes with the offsetting after tax amount recorded to capital in excess of par value. This discount will be accreted until the maturity date at the effective interest rate, which will not materially impact fiscal 2008 interest expense, but will result in an estimated $15 million to $20 million increase to our fiscal 2009 interest expense.

NOTE 2: CHANGE IN ACCOUNTING PRINCIPLES

In June 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” an interpretation of FASB Statement No. 109 (FIN 48). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. We adopted FIN 48 at the beginning of fiscal 2008. The adoption of FIN 48 resulted in a change to the opening Consolidated Balance Sheet as follows: $32 million increase to Other Current Assets, $17 million decrease to Other Current Liabilities, $106 million increase to Other Liabilities, $40 million decrease to Deferred Income Taxes and $17 million decrease to Retained Earnings. Included in these changes we recognized a $120 million increase in the liability for unrecognized tax benefits and a $21 million increase in the related liability for interest and penalties for a total of $141 million.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (SFAS No. 158). SFAS No. 158 requires companies to recognize the funded status of a defined benefit postretirement plan as an asset or liability in its consolidated balance sheet and to recognize changes in funded status in the year in which the changes occur through other comprehensive income. We adopted SFAS No. 158 at the end of fiscal 2007 except for the requirement to measure the funded status of a plan as of the date of its annual consolidated balance sheet, which we adopted in fiscal 2008 and which had an immaterial impact. See Note 13, “Pensions and Other Postretirement Benefits” in the Notes to Consolidated Financial Statements for the impact of the adoption of SFAS No. 158.

In March 2005, the FASB issued FIN 47, an interpretation of SFAS No. 143. SFAS No. 143 was issued in June 2001 and requires an entity to recognize the fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. SFAS No. 143 applies to legal obligations associated with the retirement of a tangible long-lived asset that resulted from the acquisition, construction, development and/or the normal operation of a long-lived asset. The associated asset costs are capitalized as part of the carrying amount of the long-lived asset. FIN 47 clarifies the term “conditional asset retirement obligation” as used in SFAS No. 143, which refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN 47 requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be estimated reasonably. Uncertainty about the timing and/or method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. SFAS No. 143 acknowledges in some cases, sufficient information may not be available to reasonably estimate the fair value of an asset retirement obligation (ARO). We adopted FIN 47 in the fourth quarter of fiscal 2006. In connection with the adoption, an ARO liability of $12 million, a related ARO asset of $3 million and a cumulative adjustment due to change in accounting principle, net of tax of $5 million were recorded. The ARO liability is included in Other Liabilities and the ARO asset is included in Property, Plant and Equipment on the Consolidated Balance Sheets. The principal conditional asset retirement obligations relate to the potential future closure, sale or other disposal of certain production facilities. In connection with any such activity, we are legally obligated under various federal, state and local laws to properly retire the related wastewater treatment facility.

NOTE 3: DISCONTINUED OPERATION

On June 25, 2008, we executed a letter of intent with XL Foods Inc. to sell the beef processing, cattle feed yard and fertilizer assets of Lakeside for $104 million. Lakeside was part of our Beef segment. XL Foods will pay an additional amount for cattle inventory, fertilizer inventory and packaging assets, estimated to approximate $82 million. This transaction is denominated in Canadian Dollars, thus conversion at the closing date to US Dollars could result in amounts in US Dollars different than noted. We will retain certain working capital items, including finished product inventory, accounts receivable and accounts payable, of the Lakeside operation as of the closing date, which totaled $89 million at September 27, 2008. Once the transaction is complete, we expect retained working capital, including inventory, at Lakeside will be liquidated and settled over a two-month period.

Approximately $60 million of Beef segment goodwill relates to Lakeside. In addition, at September 27, 2008, we had $60 million of currency translation adjustment gain in accumulated comprehensive income related to the Lakeside Canadian dollar translation. Subsequent to September 27, 2008, the Canadian dollar weakened versus the US dollar, which may result in a decrease in the currency translation adjustment gain.

The transaction remains subject to government approvals and execution of a definitive agreement between Tyson and XL Foods. Subject to receipt of such approvals, we anticipate being ready to complete the sale by the end of the first quarter fiscal 2009 and are reporting the Lakeside results as a discontinued operation.

The following is a summary of Lakeside’s operating results (in millions):

	2008	2007	2006
Sales	$1,268	$1,171	$970
Pretax loss	-	-	25

The carrying amounts of Lakeside’s assets held for sale include the following (in millions):

	2008	2007
Assets of discontinued operation held for sale:
Inventories	$82	$79
Net property, plant and equipment	77	85
Total assets of discontinued operation held for sale	$159	$164

NOTE 4: DISPOSITIONS AND OTHER CHARGES

In fiscal 2008, we recorded charges of $10 million related to intangible asset impairments. Of this amount, $8 million is reflected in the Beef segment’s Operating Income and $2 million in the Prepared Foods segment’s Operating Income, and both are recorded in the Consolidated Statements of Operations in Cost of Sales. We recorded estimated charges of $7 million related to flood damage at our Jefferson, Wisconsin, plant. This amount is reflected in the Prepared Foods segment’s Operating Income and included in the Consolidated Statements of Operations in Cost of Sales. We also recorded a charge of $6 million related to the impairment of unimproved real property in Memphis, Tennessee. This amount is reflected in the Chicken segment’s Operating Income (Loss) and included in the Consolidated Statements of Operations in Cost of Sales. Additionally, we recorded an $18 million non-operating gain as the result of a private equity firm’s purchase of a technology company in which we held a minority interest. This gain was recorded in Other Income in the Consolidated Statements of Operations.

In February 2008, we announced discontinuation of an existing product line and closing of one of our three poultry plants in Wilkesboro, North Carolina. The Wilkesboro Cooked Products plant ceased operations during the second quarter of fiscal 2008. The closure resulted in elimination of approximately 400 jobs. In fiscal 2008, we recorded charges of $13 million for estimated impairment charges. This amount is reflected in the Chicken segment’s Operating Income (Loss) and included in the Consolidated Statements of Operations in Other Charges. No material adjustments to the accrual are anticipated.

In January 2008, we announced the decision to restructure operations at our Emporia, Kansas, beef plant. Beef slaughter operations ceased during the second quarter of fiscal 2008. However, the facility will still be used to process certain commodity, specialty cuts and ground beef, as well as a cold storage and distribution warehouse. This restructuring resulted in elimination of approximately 1,700 jobs at the Emporia plant. In fiscal 2008, we recorded charges of $10 million for estimated impairment charges and $7 million of other closing costs, consisting of $6 million for employee termination benefits and $1 million in other plant-closing related liabilities. These amounts were reflected in the Beef segment’s Operating Income (Loss) and included in the Consolidated Statements of Operations in Other Charges. We have fully paid the employee termination benefits and other plant-closing related liabilities. No material adjustments to the accrual are anticipated.

In fiscal 2008, management approved plans for implementation of certain recommendations resulting from the previously announced FAST initiative, which was focused on process improvement and efficiency creation. As a result, in fiscal 2008, we recorded charges of $6 million related to employee termination benefits resulting from termination of approximately 200 employees. Of these charges, $2 million, $2 million, $1 million and $1 million, respectively, were recorded in the Chicken, Beef, Pork and Prepared Foods segments’ Operating Income (Loss) and included in the Consolidated Statements of Operations in Other Charges. We have fully paid the employee termination benefits. No material adjustments to the accrual are anticipated.

In May 2007, we announced the completion of the sale of two of our Alabama poultry plants and related support facilities. As part of strategic efforts to reduce the production of commodity chicken, we sold our processing plants in Ashland and Gadsden, which also included a nearby feed mill and two hatcheries. These facilities employed approximately 1,200 employees, of which approximately 800 were hired by the acquiring company, while the remaining employees were offered the opportunity to transfer to our other operations in Alabama. We recorded a gain of $10 million on the sale in fiscal 2007. The gain was recorded in the Chicken segment’s Operating Income (Loss) and included in the Consolidated Statements of Operations in Cost of Sales.

In July 2006, we announced our decision to implement a Cost Management Initiative as part of a strategy to return to profitability. The cost reductions include staffing costs, consulting and professional fees, sales and marketing costs and other expenses. In fiscal 2006, we recorded charges of approximately $9 million for employee termination benefits resulting from the termination of approximately 400 employees. Of these charges, $4 million, $3 million, $1 million and $1 million, respectively, were included in the Chicken, Beef, Pork and Prepared Foods segments’ Operating Income (Loss) and included in the Consolidated Statements of Operations in Other

charges in the period ending September 30, 2006. In fiscal 2007, there were no material adjustments to amounts accrued. We have fully paid the estimated employee termination benefits. No material adjustments to the accrual are anticipated.

In August 2006, we announced our decision to close the Boise, Idaho, beef slaughter plant and to scale back processing operations at our Pasco, Washington, complex. This decision resulted in the elimination of approximately 770 positions. The closure and processing change occurred in October 2006 and did not result in a significant charge.

In February 2006, we announced our decision to close the Norfolk, Nebraska, beef processing plant and the West Point, Nebraska, beef slaughter plant. These facilities closed in February 2006. Production from these facilities was shifted primarily to our beef complex in Dakota City, Nebraska. Combined, these two facilities employed approximately 1,665 employees. We sold the West Point plant in fiscal 2007, while the Norfolk plant and related property are currently offered for sale. In fiscal 2006, we recorded charges of $38 million for estimated impairment charges and $9 million of other closing costs, consisting of $5 million for employee termination benefits and $4 million in other plant closing related liabilities. These amounts were reflected in the Beef segment’s Operating Income (Loss) and included in the Consolidated Statements of Operations in Other charges. We have fully paid the estimated employee termination benefits and other plant closing related liabilities. No material adjustments to the accrual are anticipated.

In January 2006, we announced our decision to close two processed meats facilities in northeast Iowa. The Independence and Oelwein plants, which produced chopped ham and sliced luncheon meats, closed in March 2006. Combined, these two facilities employed approximately 400 employees. Equipment from these facilities was removed and either sold or transferred to our other locations, while the plants and related property are currently offered for sale. In fiscal 2006, we recorded charges of $12 million for estimated impairment charges and $1 million for employee termination benefits. These amounts were reflected in the Prepared Foods segment’s Operating Income (Loss) and included in the Consolidated Statements of Operations in Other charges. We have fully paid the estimated employee termination benefits. No material adjustments to the accrual are anticipated.

NOTE 5: FINANCIAL INSTRUMENTS

We had derivative related balances of $29 million and $16 million recorded in other current assets at September 27, 2008, and September 29, 2007, respectively, and $45 million and $48 million in other current liabilities at September 27, 2008, and September 29, 2007, respectively.

Cash flow hedges: Derivative products, such as futures and options, are designated as hedges against changes in the amount of future cash flows related to commodities procurement. We do not purchase derivative products related to grain procurement in excess of our physical grain consumption requirements. Related to our grain hedges, there were $5 million of net losses recorded in accumulated other comprehensive income at September 27, 2008. These losses will be recognized within the next 12 months. Of these losses, the portion resulting from our open hedge positions was a net loss of $4 million as of September 27, 2008. Ineffectiveness related to our cash flow hedges was not significant during fiscal 2008, 2007 or 2006.

Fair value hedges: We designate certain futures contracts as fair value hedges of firm commitments to purchase livestock for slaughter. Changes in the fair value of a derivative that is designated and qualifies as a fair value hedge, along with changes in fair value of the hedged asset or liability attributable to the hedged risk (including gains or losses on firm commitments), are recorded in current period earnings. Ineffectiveness results when the change in the fair value of the hedge instrument differs from the change in fair value of the hedged item. Ineffectiveness related to fair value hedges was not significant during fiscal 2008, 2007 and 2006.

During fiscal 2006, we discontinued the use of hedge accounting for certain financial instruments to hedge forward cattle purchases. Hedge accounting was discontinued to provide a natural offset to the gains and losses resulting from our derivatives tied to forward fixed price sales of boxed beef, as this activity does not qualify for hedge accounting. The contracts for which hedge accounting was discontinued had a fair value of approximately $28 million at the discontinued date, and was primarily recognized as a component of cost of sales in fiscal 2006. However, due to changes in our beef market strategies and business conditions, we now have more forward cattle purchase derivatives relative to fixed forward boxed beef sales derivatives which can and have caused mark-to-market earnings volatility. Accordingly, effective in the fourth quarter fiscal 2008, we began designating certain futures contracts as fair value hedges of forward cattle purchases. We anticipate this change will help reduce volatility of quarterly reported beef earnings.

Undesignated positions: We hold positions as part of our risk management activities, primarily futures and options for grains and livestock, for which we do not apply hedge accounting, but instead mark these positions to fair value through earnings at each reporting date. We generally do not enter into undesignated positions beyond 18 months. Related to grain positions for which we did not apply hedge accounting, we recognized pretax net gains of approximately $169 million, $50 million and $8 million, respectively, in cost of sales for fiscal 2008, 2007 and 2006, which included an unrealized pretax loss on open mark-to-market futures positions of $4 million as of September 27, 2008.

We enter into certain forward sales of boxed beef and boxed pork and forward purchases of cattle at fixed prices. The fixed price sales contracts lock in the proceeds from a sale in the future and the fixed cattle purchases lock in the cost. However, the cost of the livestock and the related boxed beef and boxed pork market prices at the time of the sale or purchase could vary from this fixed price.

As we enter into fixed forward sales of boxed beef and boxed pork and forward purchases of cattle, we also enter into the appropriate number of livestock futures positions to mitigate a portion of this risk. Changes in market value of the open livestock futures positions are marked to market and reported in earnings at each reporting date, even though the economic impact of our fixed prices being above or below the market price is only realized at the time of sale or purchase. In connection with these livestock futures, we recorded realized and unrealized net gains of $83 million in fiscal 2008, which included an unrealized pretax gain on open mark-to-market futures positions of approximately $3 million as of September 27, 2008. We recorded realized and unrealized net gains of $14 million and realized and unrealized net losses of $39 million in fiscal 2007 and 2006, respectively, related to livestock futures positions.

Additionally, we enter into grain derivatives to manage the risk of costs associated with forward sales to certain customers for which sales prices are determined under cost-plus arrangements. These unrealized positions, which do not qualify for hedge treatment, totaled a loss of $24 million and a gain of $9 million at September 27, 2008, and September 29, 2007, respectively. When these positions are liquidated, we expect any realized gains or losses will be reflected in the prices of the poultry products sold. Since these derivative positions do not qualify for hedge treatment, they initially create volatility in our income statement associated with mark-to-market changes. However, once the positions are liquidated and included in the sales price to the customer, there is ultimately no income statement impact as any previous mark-to-market gains or losses are included in the prices of the poultry products.

Foreign currency positions: We enter into foreign currency forward contracts to manage the risk from changes in the fair value or future cash flows of receivables, payables and purchase commitments arising from changes in the exchange rates of foreign currencies. We have not applied hedge accounting to these contracts. The fair value of the foreign exchange contracts was not significant as of September 27, 2008, and September 29, 2007.

Fair Values of Financial Instruments:
		in millions
	2008	2007
Commodity derivative positions, net liability	$16	$32
Total debt	2,659	2,927

Fair values are based on quoted market prices or published forward interest rate curves. Carrying values for derivative positions equal the fair values as of September 27, 2008, and September 29, 2007, and the carrying value of total debt was $2.9 billion and $2.8 billion, respectively. All other financial instruments’ fair values approximate recorded values at September 27, 2008, and September 29, 2007.

Concentrations of Credit Risk: Our financial instruments exposed to concentrations of credit risk consist primarily of cash equivalents and trade receivables. Cash equivalents are in high quality securities placed with major banks and financial institutions. Concentrations of credit risk with respect to receivables are limited due to the large number of customers and their dispersion across geographic areas. We perform periodic credit evaluations of our customers’ financial condition and generally do not require collateral. At September 27, 2008, and September 29, 2007, 12.2% and 12.1%, respectively, of our net accounts receivable balance was due from Wal-Mart Stores, Inc. No other single customer or customer group represents greater than 10% of net accounts receivable.

NOTE 6: PROPERTY, PLANT AND EQUIPMENT

Major categories of property, plant and equipment and accumulated depreciation at cost, at September 27, 2008, and September 29, 2007:

		in millions
	2008	2007
Land	$89	$99
Building and leasehold improvements	2,440	2,423
Machinery and equipment	4,382	4,255
Land improvements and other	210	200
Buildings and equipment under construction	352	245
	7,473	7,222
Less accumulated depreciation	3,954	3,614
Net property, plant and equipment	$3,519	$3,608

Approximately $228 million will be required to complete buildings and equipment under construction at September 27, 2008.

NOTE 7: GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill by segment, net of $286 million of accumulated amortization at September 27, 2008, and September 29, 2007:

		in millions
	2008	2007
Chicken	$945	$921
Beef	1,185	1,182
Pork	317	317
Prepared Foods	64	65
Total Goodwill	$2,511	$2,485

Other intangible assets by type at September 27, 2008, and September 29, 2007:

		in millions
	2008	2007
Gross Carrying Value:
Trademarks	$62	$66
Patents	50	50
In-process patents	27	35
Intellectual property	17	-
Less Accumulated Amortization:
Patents and intellectual property	28	25
Total Intangible Assets	$128	$126

Amortization expense on patents and intellectual property of $3 million was recognized during each of fiscal years 2008, 2007 and 2006. We estimate amortization expense on intangible assets will be $5 million in each of the next five years. Patents and intellectual property are amortized using the straight-line method over their estimated period of benefit of five to 15 years and 30 years, respectively, beginning with the date benefits from intangible items are realized.

NOTE 8: OTHER CURRENT LIABILITIES

Other current liabilities at September 27, 2008, and September 29, 2007, include:

		in millions
	2008	2007
Accrued salaries, wages and benefits	$259	$249
Self-insurance reserves	236	259
Other	383	420
Total other current liabilities	$878	$928

NOTE 9: COMMITMENTS

We lease equipment, properties and certain farms for which total rentals approximated $163 million, $133 million and $146 million, respectively, in fiscal years 2008, 2007 and 2006. Most leases have terms up to seven years with varying renewal periods. The most significant obligations assumed under the terms of the leases are the upkeep of the facilities and payments of insurance and property taxes.

Minimum lease commitments under non-cancelable leases at September 27, 2008	in millions
2009	$80
2010	61
2011	41
2012	30
2013	18
2014 and beyond	23
Total	$253

We guarantee debt of outside third parties, which consist of a lease and grower loans, all of which are substantially collateralized by the underlying assets. Terms of the underlying debt cover periods up to nine years, and the maximum potential amount of future payments as of September 27, 2008, was $66 million. We also maintain operating leases for various types of equipment, some of which contain residual value guarantees for the market value of assets at the end of the term of the lease. The terms of the lease maturities cover periods up to seven years. The maximum potential amount of the residual value guarantees is approximately $55 million, of which approximately $21 million would be recoverable through various recourse provisions and an undeterminable recoverable amount based on the fair market value of the underlying leased assets. The likelihood of material payments under these guarantees is not considered probable. At September 27, 2008, and September 29, 2007, no material liabilities for guarantees were recorded.

Additionally, we enter into future purchase commitments for various items, such as grains, livestock contracts and fixed grower fees. At September 27, 2008, these commitments totaled:

in millions
2009	$710
2010	42
2011	31
2012	13
2013	7
2014 and beyond	24
Total	$827

NOTE 10: LONG-TERM DEBT

			in millions
	Maturity	2008	2007
Revolving credit facility	2010	$-	$-
Accounts receivable securitization facility	2009, 2010	-	213
Senior notes (rates ranging from 7.00% to 8.25%)	2010–2028	2,400	2,475
3.25% Convertible senior notes	2013	458	-
Lakeside term loan	-	-	25
Other	Various	38	66
Total debt		2,896	2,779
Less current debt		8	137
Total long-term debt		$2,888	$2,642

Annual maturities of long-term debt for the five fiscal years subsequent to September 27, 2008, are: 2009-$8 million; 2010-$240 million; 2011-$1.0 billion; 2012-$3 million; 2013-$2 million.

Revolving Credit Facility

We have a revolving credit facility totaling $1.0 billion that supports short-term funding needs and letters of credit. The facility expires in September 2010. At September 27, 2008, we had outstanding letters of credit totaling approximately $291 million, none of which were drawn upon, issued primarily in support of workers’ compensation insurance programs and derivative activities. The amount available for borrowings under this facility as of September 27, 2008, was $709 million. All trademarks of our domestic subsidiaries are pledged as collateral under this facility. Additionally, certain domestic subsidiaries guaranteed this facility and pledged their inventory as collateral, which had a book value of $2.0 billion at September 27, 2008.

Accounts Receivable Securitization Facility

We have a receivables purchase agreement with three co-purchasers to sell up to $750 million of trade receivables. The agreement includes a $375 million 364-day facility expiring in August 2009 and a $375 million 364-day facility with an additional one-year option, which commits funding through August 2010. The receivables purchase agreement has been accounted for as a borrowing and has an interest rate based on commercial paper issued by the co-purchasers. Under this agreement, substantially all of our accounts receivable may be sold to a special purpose entity, Tyson Receivables Corporation (TRC), which is a wholly-owned consolidated subsidiary of the Company. TRC has its own creditors who are entitled to be satisfied out of all of the assets of TRC prior to any value becoming available to the Company as TRC’s equity holder. At September 27, 2008, there were no amounts borrowed under the receivables purchase agreement.

3.25% Convertible Senior Notes due 2013

In September 2008, we issued $458 million principal amount 3.25% convertible senior unsecured notes due October 15, 2013 (Convertible Notes), with interest paid semi-annually in arrears on April 15 and October 15. The conversion rate initially is 59.1935 shares of Class A stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of $16.89 per share of Class A stock. The Convertible Notes may be converted before the close of business on July 12, 2013, only under the following circumstances:

●

during any fiscal quarter after December 27, 2008, if the last reported sale price of our Class A stock for at least 20 trading days during a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is at least 130% of the applicable conversion price on each applicable trading day (which would currently require our shares to trade at or above $21.96); or

●

during the five business days after any 10 consecutive trading days (measurement period) in which the trading price per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our Class A stock and the applicable conversion rate on each such day; or

●	upon the occurrence of specified corporate events as defined in the supplemental indenture.

On and after July 15, 2013, until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances. Upon conversion, we will deliver cash up to the aggregate principal amount of the Convertible Notes to be converted and shares of our Class A stock in respect of the remainder, if any, of our conversion obligation in excess of the aggregate principal amount of the Convertible Notes being converted.

The Convertible Notes were accounted for as a combined instrument pursuant to EITF Issue 90-19, “Convertible Bonds with Issuer Option to Settle for Cash upon Conversion.” Accordingly, we accounted for the entire agreement as one debt instrument because the conversion feature does not meet the requirements to be accounted for separately as a derivative financial instrument.

Convertible Note Hedge and Warrant Transactions

In connection with the issuance of the Convertible Notes, we entered into separate convertible note hedge transactions with respect to our common stock to minimize the potential economic dilution upon conversion of the Convertible Notes. We also entered into separate warrant transactions. We recorded the purchase of the note hedge transactions as a reduction to capital in excess of par value, net of $36 million pertaining to the related deferred tax asset, and we recorded the proceeds of the warrant transactions as an increase to capital in excess of par value. Subsequent changes in fair value of these instruments are not recognized in the financial statements as long as the instruments continue to meet the criteria for equity classification.

We purchased call options in private transactions for $94 million that permit us to acquire up to approximately 27 million shares of our Class A stock at an initial strike price of $16.89 per share, subject to adjustment. The call options allow us to acquire a number of shares of our Class A stock initially equal to the number of shares of Class A stock issuable to the holders of the Convertible Notes upon conversion. These call options will terminate upon the maturity of the Convertible Notes.

We sold warrants in private transactions for total proceeds of $44 million. The warrants permit the purchasers to acquire up to approximately 27 million shares of our Class A stock at an initial exercise price of $22.31 per share, subject to adjustment. The warrants are exercisable on various dates from January 2014 through March 2014.

These transactions, in effect, increase the initial conversion price of the Convertible Notes from $16.89 per share to $22.31 per share, thus reducing the potential future economic dilution associated with conversion of the Convertible Notes. The Convertible Notes and the warrants could have a dilutive effect on our earnings per share to the extent the price of our Class A stock during a given measurement period exceeds the respective exercise prices of those instruments. The call options are excluded from the calculation of diluted earnings per share as their impact is anti-dilutive.

Credit Ratings

On September 4, 2008, S&P downgraded the credit rating applicable to the senior notes due April 1, 2016 (2016 Notes) from “BBB-“ to “BB.” This downgrade increased the interest rate on the 2016 Notes from 6.85% to 7.35%, effective beginning with the six month interest payment due October 1, 2008.

On November 13, 2008, Moody’s downgraded the credit rating from “Ba1” to “Ba3.” This downgrade increased the interest rate on the 2016 Notes from 7.35% to 7.85%, effective beginning with the six month interest payment due April 1, 2009.

Debt Covenants

Our debt agreements contain various covenants, the most restrictive of which contain maximum allowed leverage ratios and a minimum required interest coverage ratio. On September 10, 2008, we amended our revolving credit facility agreement to provide a less restrictive maximum allowed leverage ratio, which takes effect in first quarter of fiscal 2009. We were in compliance with all covenants at September 27, 2008.

Subsequent Events

We entered into a new revolving credit facility in March 2009 totaling $1.0 billion that supports short-term funding needs and letters of credit, which replaced the revolving credit facility scheduled to expire in September 2010. Loans made under this facility will mature and the commitments thereunder will terminate in March 2012. This facility is fully and unconditionally guaranteed on a senior secured basis by substantially all of our domestic subsidiaries. The guarantors’ cash, accounts receivable, inventory and proceeds received related to these items secure our obligations under this facility. Also in March 2009, we issued $810 million of senior unsecured notes, which will mature in March 2014 (2014 Notes). The 2014 Notes carry a 10.50% interest rate, with interest payments due semi-annually on March 1 and September 1. After the original issue discount of $59 million, based on an issue price of 92.756% of face value, we received net proceeds of $751 million. With the entry into the new revolving credit facility and issuance of the 2014 Notes in March 2009, we repaid all outstanding borrowings under and terminated our Accounts Receivable Securitization facility.

Condensed Consolidating Financial Statements

Tyson Fresh Meats, Inc. (TFM), our wholly-owned subsidiary, has fully and unconditionally guaranteed the 2016 Notes. TFM and substantially all of our wholly-owned domestic subsidiaries, have fully and unconditionally guaranteed the 2014 Notes. The following financial information presents condensed consolidating financial statements, which include Tyson Foods, Inc. (TFI Parent); Tyson Fresh Meats, Inc. (TFM Parent); the other 2014 Notes' guarantor subsidiaries (Guarantors) on a combined basis; the elimination entries necessary to reflect TFM Parent and the Guarantors, which collectively represent the 2014 Notes' total guarantor subsidiaries (2014 Guarantors), on a combined basis; the 2014 Notes' non-guarantor subsidiaries (Non-Guarantors) on a combined basis; the elimination entries necessary to consolidate the TFI Parent, the 2014 Guarantors and the Non-Guarantors; and Tyson Foods, Inc. on a consolidated basis, and is provided as an alternative to providing separate financial statements for the guarantor(s). Certain prior period amounts have been recast to conform with current year presentation and to reflect the legal subsidiary ownership structure as of June 24, 2009.

Condensed Consolidating Statement of Income for the year ended September 27, 2008							in millions

		2014 Guarantors
						Non-
	TFI	TFM	Guar-	Elimin-	Sub-	Guar-	Elimin-
	Parent	Parent	antors	ations	total	antors	ations	Total
Net Sales	$19	$15,638	$11,463	$(811)	$26,290	$580	$(27)	$26,862
Cost of Sales	74	15,105	10,796	(811)	25,090	479	(27)	25,616
	(55)	533	667	-	1,200	101	-	1,246
Operating Expenses:
Selling, general and administrative	83	208	533	-	741	55	-	879
Other charges	1	18	17	-	35	-	-	36
Operating Income (Loss)	(139)	307	117	-	424	46	-	331

Other (Income) Expense:
Interest expense, net	181	17	16	-	33	(8)	-	206
Other, net	(13)	(5)	(11)	-	(16)	-	-	(29)
Equity in net earnings of subsidiaries	(285)	(27)	5	18	(4)	(9)	298	-
	(117)	(15)	10	18	13	(17)	298	177

Income (Loss) from Continuing Operations before Income Taxes	(22)	322	107	(18)	411	63	(298)	154
Income Tax Expense (Benefit)	(108)	116	37	-	153	23	-	68
Income from Continuing Operations	86	206	70	(18)	258	40	(298)	86
Income from Discontinued Operation	-	-	-	-	-	-	-	-
Net Income	$86	$206	$70	$(18)	$258	$40	$(298)	$86

Condensed Consolidating Statement of Income for the year ended September 29, 2007							in millions

		2014 Guarantors
						Non-
	TFI	TFM	Guar-	Elimin-	Sub-	Guar-	Elimin-
	Parent	Parent	antors	ations	total	antors	ations	Total
Net Sales	$154	$15,189	$10,793	$(736)	$25,246	$482	$(153)	$25,729
Cost of Sales	(90)	14,849	10,040	(736)	24,153	390	(153)	24,300
	244	340	753	-	1,093	92	-	1,429
Operating Expenses:
Selling, general and administrative	104	176	483	-	659	51	-	814
Other charges	1	1	-	-	1	-	-	2
Operating Income	139	163	270	-	433	41	-	613

Other (Income) Expense:
Interest expense, net	186	29	18	-	47	(9)	-	224
Other, net	(1)	(24)	(8)	-	(32)	12	-	(21)
Equity in net earnings of subsidiaries	(285)	(94)	(9)	77	(26)	(18)	329	-
	(100)	(89)	1	77	(11)	(15)	329	203

Income from Continuing Operations before Income Taxes	239	252	269	(77)	444	56	(329)	410
Income Tax Expense (Benefit)	(29)	53	110	-	163	8	-	142
Income from Continuing Operations	268	199	159	(77)	281	48	(329)	268
Income from Discontinued Operation	-	-	-	-	-	-	-	-
Net Income	$268	$199	$159	$(77)	$281	$48	$(329)	$268

Condensed Consolidating Statement of Income for the year ended September 30, 2006							in millions

		2014 Guarantors
						Non-
	TFI	TFM	Guar-	Elimin-	Sub-	Guar-	Elimin-
	Parent	Parent	antors	ations	total	antors	ations	Total
Net Sales	$-	$14,227	$10,689	$(712)	$24,204	$408	$(23)	$24,589
Cost of Sales	3	14,206	9,807	(712)	23,301	358	(23)	23,639
	(3)	21	882	-	903	50	-	950
Operating Expenses:
Selling, general and administrative	138	207	541	-	748	44	-	930
Other charges	-	51	19	-	70	-	-	70
Operating Income (Loss)	(141)	(237)	322	-	85	6	-	(50)

Other (Income) Expense:
Interest expense, net	192	35	17	-	52	(6)	-	238
Other, net	(3)	(3)	(14)	-	(17)	-	-	(20)
Equity in net earnings of subsidiaries	(3)	(56)	42	37	23	(19)	(1)	-
	186	(24)	45	37	58	(25)	(1)	218

Income (Loss) from Continuing Operations before Income Taxes	(327)	(213)	277	(37)	27	31	1	(268)
Income Tax Expense (Benefit)	(131)	(112)	138	-	26	11	-	(94)
Income (Loss) from Continuing Operations	(196)	(101)	139	(37)	1	20	1	(174)
Loss from Discontinued Operation	-	-	-	-	-	(17)	-	(17)
Income (Loss) before Cumulative Effect of Change in Accounting Principle	(196)	(101)	139	(37)	1	3	1	(191)
Cumulative Effect of Change in Accounting Principle, Net of Tax	-	(1)	(4)	-	(5)	-	-	(5)
Net Income (Loss)	$(196)	$(102)	$135	$(37)	$(4)	$3	$1	$(196)

Condensed Consolidating Balance Sheet as of September 27, 2008							in millions

		2014 Guarantors
						Non-
	TFI	TFM	Guar-	Elimin-		Guar-	Elimin-
	Parent	Parent	antors	ations	Subtotal	antors	ations	Total
Assets
Current Assets:
Cash and cash equivalents	$140	$-	$35	$-	$35	$75	$-	$250
Accounts receivable, net	1	122	3,614	-	3,736	113	(2,579)	1,271
Inventories, net	1	724	1,640	-	2,364	173	-	2,538
Other current assets	123	55	24	(12)	67	72	(119)	143
Assets of discontinued operation held for sale	-	-	-	-	-	159	-	159
Total Current Assets	265	901	5,313	(12)	6,202	592	(2,698)	4,361
Net Property, Plant and Equipment	43	960	2,371	-	3,331	145	-	3,519
Goodwill	-	1,502	965	-	2,467	44	-	2,511
Intangible Assets	-	47	64	-	111	17	-	128
Other Assets	132	91	55	-	146	284	(231)	331
Investment in Subsidiaries	10,293	1,789	654	(1,639)	804	282	(11,379)	-
Total Assets	$10,733	$5,290	$9,422	$(1,651)	$13,061	$1,364	$(14,308)	$10,850
Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$8	$-	$-	$-	$-	$-	$-	$8
Trade accounts payable	108	486	559	-	1,045	64	-	1,217
Other current liabilities	2,804	201	282	(12)	471	301	(2,698)	878
Total Current Liabilities	2,920	687	841	(12)	1,516	365	(2,698)	2,103
Long-Term Debt	2,632	249	180	-	429	7	(180)	2,888
Deferred Income Taxes	-	129	190	-	319	23	(51)	291
Other Liabilities	167	137	190	-	327	60	-	554
Shareholders’ Equity	5,014	4,088	8,021	(1,639)	10,470	909	(11,379)	5,014
Total Liabilities and Shareholders’ Equity	$10,733	$5,290	$9,422	$(1,651)	$13,061	$1,364	$(14,308)	$10,850

Condensed Consolidating Balance Sheet as of September 29, 2007							in millions

		2014 Guarantors
						Non-
	TFI	TFM	Guar-	Elimin-		Guar-	Elimin-
	Parent	Parent	antors	ations	Subtotal	antors	ations	Total
Assets
Current Assets:
Cash and cash equivalents	$3	$-	$3	$-	$3	$36	$-	$42
Accounts receivable, net	1	2	3,672	(54)	3,620	180	(2,555)	1,246
Inventories, net	-	674	1,345	-	2,019	140	-	2,159
Other current assets	37	39	9	(7)	41	32	(40)	70
Assets of discontinued operation held for sale	-	-	-	-	-	164	-	164
Total Current Assets	41	715	5,029	(61)	5,683	552	(2,595)	3,681
Net Property, Plant and Equipment	44	1,015	2,423	-	3,438	126	-	3,608
Goodwill	-	1,499	961	-	2,460	25	-	2,485
Intangible Assets	-	57	69	-	126	-	-	126
Other Assets	82	113	37	-	150	281	(186)	327
Investment in Subsidiaries	10,012	1,759	630	(1,615)	774	276	(11,062)	-
Total Assets	$10,179	$5,158	$9,149	$(1,676)	$12,631	$1,260	$(13,843)	$10,227
Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$120	$-	$-	$-	$-	$17	$-	$137
Trade accounts payable	79	517	388	-	905	66	-	1,050
Other current liabilities	2,789	225	296	(61)	460	274	(2,595)	928
Total Current Liabilities	2,988	742	684	(61)	1,365	357	(2,595)	2,115
Long-Term Debt	2,355	255	180	-	435	32	(180)	2,642
Deferred Income Taxes	-	145	225	-	370	3	(6)	367
Other Liabilities	105	131	109	-	240	27	-	372
Shareholders’ Equity	4,731	3,885	7,951	(1,615)	10,221	841	(11,062)	4,731
Total Liabilities and Shareholders’ Equity	$10,179	$5,158	$9,149	$(1,676)	$12,631	$1,260	$(13,843)	$10,227

Condensed Consolidating Statement of Cash Flows for the year ended September 27, 2008							in millions

		2014 Guarantors
						Non-
	TFI	TFM	Guar-	Elimin-	Sub-	Guar-	Elimin-
	Parent	Parent	antors	ations	total	antors	ations	Total
Cash Provided by (Used for) Operating Activities	$(223)	$276	$256	$-	$532	$(6)	$(15)	$288
Cash Flows from Investing Activities:
Additions to property, plant and equipment	(2)	(104)	(302)	-	(406)	(17)	-	(425)
Proceeds from sale of investments	14	7	1	-	8	-	-	22
Purchase of marketable securities, net	(1)	-	-	-	-	(2)	-	(3)
Other, net	13	4	15	-	19	(25)	-	7
Cash Provided by (Used for) Investing Activities	24	(93)	(286)	-	(379)	(44)	-	(399)
Cash Flows from Financing Activities:
Net change in debt	145	(5)	-	-	(5)	(51)	-	89
Net proceeds from Class A stock offering	274	-	-	-	-	-	-	274
Convertible note hedge transactions	(94)	-	-	-	-	-	-	(94)
Warrant transactions	44	-	-	-	-	-	-	44
Purchase of treasury shares	(30)	-	-	-	-	-	-	(30)
Dividends	(56)	-	-	-	-	(15)	15	(56)
Other, net	72	2	-	-	2	20	-	94
Net change in intercompany balances	(19)	(180)	62	-	(118)	137	-	-
Cash Provided by (Used for) Financing Activities	336	(183)	62	-	(121)	91	15	321
Effect of Exchange Rate Change on Cash	-	-	-	-	-	(2)	-	(2)
Increase in Cash and Cash Equivalents	137	-	32	-	32	39	-	208
Cash and Cash Equivalents at Beginning of Year	3	-	3	-	3	36	-	42
Cash and Cash Equivalents at End of Year	$140	$-	$35	$-	$35	$75	$-	$250

Condensed Consolidating Statement of Cash Flows for the year ended September 29, 2007							in millions

		2014 Guarantors
						Non-
	TFI	TFM	Guar-	Elimin-	Sub-	Guar-	Elimin-
	Parent	Parent	antors	ations	total	antors	ations	Total
Cash Provided by (Used for) Operating Activities	$177	$283	$261	$-	$544	$(18)	$(25)	$678
Cash Flows from Investing Activities:
Additions to property, plant and equipment	(14)	(40)	(204)	-	(244)	(27)	-	(285)
Proceeds from sale of short- term investment	770	-	-	-	-	-	-	770
Proceeds from sale of marketable securities, net	-	-	-	-	-	16	-	16
Other, net	81	(12)	9	-	(3)	-	-	78
Cash Provided by (Used for) Investing Activities	837	(52)	(195)	-	(247)	(11)	-	579
Cash Flows from Financing Activities:
Net change in debt	(747)	(4)	(11)	-	(15)	(448)	-	(1,210)
Purchase of treasury shares	(61)	-	-	-	-	-	-	(61)
Dividends	(56)	-	-	-	-	(25)	25	(56)
Other, net	80	(7)	-	-	(7)	2	-	75
Net change in intercompany balances	(229)	(221)	(58)	-	(279)	508	-	-
Cash Provided by (Used for) Financing Activities	(1,013)	(232)	(69)	-	(301)	37	25	(1,252)
Effect of Exchange Rate Change on Cash	-	-	-	-	-	9	-	9
Increase (Decrease) in Cash and Cash Equivalents	1	(1)	(3)	-	(4)	17	-	14
Cash and Cash Equivalents at Beginning of Year	2	1	6	-	7	19	-	28
Cash and Cash Equivalents at End of Year	$3	$-	$3	$-	$3	$36	$-	$42

Condensed Consolidating Statement of Cash Flows for the year ended September 30, 2006							in millions

		2014 Guarantors
						Non-
	TFI	TFM	Guar-	Elimin-	Sub-	Guar-	Elimin-
	Parent	Parent	antors	ations	total	antors	ations	Total
Cash Provided by (Used for) Operating Activities	$(145)	$158	$513	$-	$671	$(94)	$(60)	$372
Cash Flows from Investing Activities:
Additions to property, plant and equipment	(81)	(153)	(280)	-	(433)	(17)	-	(531)
Purchase of short- term investment	(750)	-	-	-	-	-	-	(750)
Proceeds from sale of marketable securities, net	-	-	-	-	-	23	-	23
Other, net	29	12	(7)	-	5	-	-	34
Cash Provided by (Used for) Investing Activities	(802)	(141)	(287)	-	(428)	6	-	(1,224)
Cash Flows from Financing Activities:
Net change in debt	1,087	(101)	(18)	-	(119)	16	-	984
Purchase of treasury shares	(42)	-	-	-	-	-	-	(42)
Dividends	(55)	-	-	-	-	(60)	60	(55)
Other, net	(57)	(2)	16	-	14	-	-	(43)
Net change in intercompany balances	10	86	(222)	-	(136)	126	-	-
Cash Provided by (Used for) Financing Activities	943	(17)	(224)	-	(241)	82	60	844
Effect of Exchange Rate Change on Cash	-	-	(1)	-	(1)	(3)	-	(4)
Increase (Decrease) in Cash and Cash Equivalents	(4)	-	1	-	1	(9)	-	(12)
Cash and Cash Equivalents at Beginning of Year	6	1	5	-	6	28	-	40
Cash and Cash Equivalents at End of Year	$2	$1	$6	$-	$7	$19	$-	$28

NOTE 11: COMPREHENSIVE INCOME (LOSS)

The components of accumulated other comprehensive income are as follows:

		in millions
	2008	2007
Accumulated other comprehensive income:
Currency translation adjustment	$60	$62
Unrealized net hedging losses, net of taxes	(8)	(6)
Unrealized net loss on investments, net of taxes	(1)	-
Postretirement benefits reserves adjustments (1)	(10)	(6)
Total accumulated other comprehensive income	$41	$50

(1) Fiscal 2007 includes adjustment of $3 million, net of tax, related to the initial adoption of SFAS No. 158. Refer to Note 13, “Pensions and Other Postretirement Benefits.”

The components of other comprehensive income (loss) are as follows:

	in millions
	Before Tax	Income Tax	After Tax
Fiscal 2008:
Currency translation adjustment	$(2)	$-	$(2)
Net change in postretirement liabilities	(10)	6	(4)
Investments unrealized loss	(1)	-	(1)
Net hedging gain	6	(2)	4
Net hedging gain reclassified to income statement	(10)	4	(6)
Other comprehensive loss – 2008	$(17)	$8	$(9)

Fiscal 2007:
Currency translation adjustment	$24	$-	$24
Pension unrealized gain, prior to adoption of SFAS No. 158	9	(3)	6
Net hedging gain	33	(13)	20
Net hedging gain reclassified to income statement	(33)	13	(20)
Other comprehensive income – 2007	$33	$(3)	$30

Fiscal 2006:
Currency translation adjustment	$(6)	$-	$(6)
Pension unrealized loss, prior to adoption of SFAS No. 158	(16)	6	(10)
Investments unrealized gain	1	-	1
Net hedging gain	1	-	1
Net hedging loss reclassified to income statement	6	(3)	3
Other comprehensive loss – 2006	$(14)	$3	$(11)

NOTE 12: STOCK-BASED COMPENSATION

We issue shares under our stock-based compensation plans by issuing Class A stock from treasury. The total number of shares available for future grant under the Tyson Foods, Inc. 2000 Stock Incentive Plan (Incentive Plan) was 24,823,940 at September 27, 2008.

Stock Options

Shareholders approved the Incentive Plan in January 2001. The Incentive Plan is administered by the Compensation Committee of the Board of Directors (Compensation Committee). The Incentive Plan includes provisions for granting incentive stock options for shares of Class A stock at a price not less than the fair market value at the date of grant. Nonqualified stock options may be granted at a price equal to, less than or more than the fair market value of Class A stock on the date the option is granted. Stock options under the Incentive Plan generally become exercisable ratably over two to five years from the date of grant and must be exercised within 10 years from the date of grant. Our policy is to recognize compensation expense on a straight-line basis over the requisite service period for the entire award.

			Weighted Average	Aggregate
		Weighted Average	Remaining	Intrinsic
	Shares Under	Exercise Price	Contractual	Value
	Option	Per Share	Life (in Years)	(in millions)
Outstanding, September 29, 2007	15,482,915	$14.20
Exercised	(699,470)	11.98
Canceled	(1,157,895)	15.33
Granted	3,280,464	15.06
Outstanding, September 27, 2008	16,906,014	14.38	6.6	$243

Exercisable, September 27, 2008	7,464,489	$12.94	4.8	$97

The weighted-average grant-date fair value of options granted during fiscal years 2008, 2007 and 2006, respectively, was $5.22, $5.85 and $6.86. The fair value of each option grant is established on the date of grant using a binomial lattice method for grants awarded after October 1, 2005, and the Black-Scholes option-pricing model for grants awarded before October 1, 2005. The change to the binomial lattice method was made to better reflect the exercise behavior of top management. We use historical volatility for a period of time comparable to the expected life of the option to determine volatility assumptions. Expected life is calculated based on the contractual term of each grant and takes into account the historical exercise and termination behavior of participants. Risk-free interest rates are based on the five-year Treasury bond rate. Weighted average assumptions used in the fair value calculation are outlined in the following table.

	2008	2007	2006
Weighted average expected life	5.5 years	5.6 years	5.9 years
Weighted average risk-free interest rate	4.08%	3.88%	3.70%
Range of risk-free interest rates	3.1-4.6%	2.6-4.6%	2.6-4.8%
Weighted average expected volatility	34.61%	36.85%	37.83%
Range of expected volatility	30.9-40.1%	33.7-40.1%	35.2-40.1%
Expected dividend yield	1.02%	1.11%	1.23%

We recognized stock-based compensation expense related to stock options, net of income taxes, of $12 million, $11 million and $9 million, respectively, during fiscal years 2008, 2007 and 2006, with a $7 million, $6 million and $5 million related tax benefit. We had 2.5 million, 1.9 million and 3.3 million options vest in fiscal years 2008, 2007 and 2006, respectively, with a fair value of $15 million, $9 million and $16 million, respectively.

In fiscal years 2008, 2007 and 2006, we received cash of $9 million, $59 million and $28 million, respectively, for the exercise of stock options. Shares are issued from treasury for stock option exercises. The related tax benefit realized from stock options exercised during fiscal years 2008, 2007 and 2006, was $1 million, $12 million and $4 million. The total intrinsic value of options exercised in fiscal years 2008, 2007 and 2006, was $3 million, $31 million and $10 million, respectively. SFAS No. 123R requires the cash flows resulting from tax deductions in excess of the compensation cost of those options (excess tax deductions) to be classified as financing cash flows. We realized $0, $9 million and $4 million, respectively, in excess tax deductions during fiscal years 2008, 2007 and 2006. As of September 27, 2008, we had $40 million of total unrecognized compensation cost related to stock option plans that will be recognized over a weighted average period of 2.7 years.

Restricted Stock

We issue restricted stock at the market value as of the date of grant, with restrictions expiring over periods through July 1, 2020. Unearned compensation is recognized over the vesting period for the particular grant using a straight-line method.

			Weighted Average	Aggregate
		Weighted Average	Remaining	Intrinsic
	Number of	Grant-Date Fair	Contractual	Value
	Shares	Value Per Share	Life (in Years)	(in millions)
Nonvested, September 29, 2007	6,061,334	$14.95
Granted	975,727	15.28
Dividends	54,206	14.49
Vested	(2,031,907)	12.28
Forfeited	(293,636)	15.54
Nonvested, September 27, 2008	4,765,724	16.16	2.4	$60

As of September 27, 2008, we had $37 million of total unrecognized compensation cost related to restricted stock awards that will be recognized over a weighted average period of 2.4 years.

We recognized stock-based compensation expense related to restricted stock, net of income taxes, of $11 million, $14 million and $15 million for years 2008, 2007 and 2006, respectively. The related tax benefit for fiscal years 2008, 2007 and 2006 was $6 million, $9 million and $9 million, respectively. We had 2.0 million, 3.4 million and 0.4 million, respectively, restricted stock awards vest in fiscal years 2008, 2007 and 2006, with a grant date fair value of $24 million, $37 million and $5 million.

Performance-based Shares

In July 2003, our Compensation Committee authorized us to award performance-based shares of our Class A stock to certain senior executive officers on the first business day of each of the Company’s 2004, 2005 and 2006 fiscal years. The Compensation Committee later authorized the expansion of the awards to include additional senior officers and to extend out to fiscal year 2008. The vesting of the performance-based shares for the 2006 award is over two and one-half to three years and the vesting for the 2007 and 2008 awards is over three years (the Vesting Period), each award being subject to the attainment of goals determined by the Compensation Committee prior to the date of the award. We review progress toward the attainment of goals each quarter during the Vesting Period. However, the attainment of goals can be determined only at the end of the Vesting Period. If the shares vest, the ultimate cost will be equal to the Class A stock price on the date the shares vest times the number of shares awarded for all performance grants with other than market criteria. For grants with market performance criteria, the ultimate cost will be the fair value of the probable shares to vest regardless if the shares actually vest. Total expense recorded related to performance-based shares was not material for fiscal years 2008, 2007 and 2006.

NOTE 13: PENSIONS AND OTHER POSTRETIREMENT BENEFITS

Effective September 29, 2007, we adopted SFAS No. 158, which requires the recognition in pension obligations and accumulated other comprehensive income of actuarial gains or losses, prior service costs or credits and transition assets or obligations previously deferred under the reporting requirements of SFAS No. 87, SFAS No. 106 and SFAS No. 132(R). The following table reflects the effects of adoption of SFAS No. 158 on the Consolidated Balance Sheet as of September 29, 2007.

			in millions
	Before		After
	Application of		Application of
	SFAS No. 158	Adjustments	SFAS No. 158
Other assets	$ 332	$ (5)	$ 327
Total assets	10,232	(5)	10,227
Deferred income taxes	366	1	367
Other liabilities	381	(9)	372
Accumulated other comprehensive income	47	3	50
Total shareholders’ equity	4,728	3	4,731
Total liabilities and shareholders’ equity	10,232	(5)	10,227

At September 27, 2008, we had four noncontributory defined benefit pension plans consisting of three funded qualified plans and one unfunded non-qualified plan. All three of our qualified plans are frozen and provide benefits based on a formula using years of service and a specified benefit rate. Effective January 1, 2004, we implemented a non-qualified defined benefit plan for certain contracted officers that uses a formula based on years of service and final average salary. We also have other postretirement benefit plans for which substantially all of our employees may receive benefits if they satisfy applicable eligibility criteria. The postretirement healthcare plans are contributory with participants’ contributions adjusted when deemed necessary.

We have defined contribution retirement and incentive benefit programs for various groups of employees. We recognized expenses of $48 million, $46 million and $55 million in fiscal 2008, 2007 and 2006, respectively.

We use a fiscal year end measurement date for our defined benefit plans and other postretirement plans. We generally recognize the effect of actuarial gains and losses into earnings immediately for other postretirement plans rather than amortizing the effect over future periods.

Other postretirement benefits include postretirement medical costs and life insurance.

Benefit obligations and funded status

The following table provides a reconciliation of the changes in the plans’ benefit obligations, assets and funded status at September 27, 2008, and September 29, 2007:

					in millions
	Pension Benefits				Other Postretirement
	Qualified		Non-Qualified		Benefits
	2008	2007	2008	2007	2008	2007
Change in benefit obligation
Benefit obligation at beginning of year	$98	$99	$30	$25	$49	$61
Service cost	-	-	3	6	1	1
Interest cost	6	5	2	2	3	4
Plan participants’ contributions	-	-	-	-	2	8
Amendments	-	-	-	-	-	(4)
Actuarial (gain) loss	(6)	-	(2)	(2)	1	12
Benefits paid	(8)	(6)	(1)	(1)	(9)	(16)
Settlement	-	-	-	-	-	(17)
Benefit obligation at end of year	90	98	32	30	47	49

Change in plan assets
Fair value of plan assets at beginning of year	97	85	-	-	-	-
Actual return on plan assets	(11)	14	-	-	-	-
Employer contributions	1	4	1	1	7	8
Plan participants’ contributions	-	-	-	-	1	8
Benefits paid	(8)	(6)	(1)	(1)	(8)	(16)
Fair value of plan assets at end of year	79	97	-	-	-	-

Funded status	$(11)	$(1)	$(32)	$(30)	$(47)	$(49)

Amounts recognized in the Consolidated Balance Sheets consist of:

					in millions
	Pension Benefits				Other Postretirement
	Qualified		Non-Qualified		Benefits
	2008	2007	2008	2007	2008	2007
Other assets	$-	$7	$-	$-	$-	$-
Accrued benefit liability	(11)	(8)	(32)	(30)	(47)	(49)
Accumulated other comprehensive
(income)/loss:
Unrecognized actuarial loss	24	13	-	1	-	-
Unrecognized prior service (cost)/credit	-	-	4	5	(9)	(10)
Net amount recognized	$13	$12	$(28)	$(24)	$(56)	$(59)

The increase (decrease) in the pretax minimum liability related to our pension plans included in other comprehensive income (loss) was $9 million, $(9) million and $16 million in fiscal 2008, 2007 and 2006, respectively.

At September 27, 2008, all pension plans had an accumulated benefit obligation in excess of plan assets. At September 29, 2007, three pension plans had an accumulated benefit obligation in excess of plan assets. The accumulated benefit obligation for all qualified pension plans was $90 million and $98 million at September 27, 2008, and September 29, 2007, respectively. Plans with accumulated benefit obligations in excess of plan assets are as follows:

			in millions
	Pension Benefits
	Qualified		Non-Qualified
	2008	2007	2008	2007
Projected benefit obligation	$90	$26	$32	$30
Accumulated benefit obligation	90	26	31	30
Fair value of plan assets	79	18	-	-

Net Periodic Benefit Cost

Components of net periodic benefit cost for pension and postretirement benefit plans recognized in the Consolidated Statements of Operations are as follows:

							in millions
	Pension Benefits						Other Postretirement
	Qualified			Non-Qualified			Benefits
	2008	2007	2006	2008	2007	2006	2008	2007	2006
Service cost	$-	$-	$-	$3	$6	$6	$1	$1	$1
Interest cost	6	5	5	2	2	1	3	4	4
Expected return on plan assets	(7)	(7)	(6)	-	-	-	-	-	-
Amortization of prior service cost	-	-	-	1	1	1	(1)	(2)	(2)
Recognized actuarial loss, net	1	1	-	-	-	-	1	12	14
Curtailment and settlement gain	-	-	-	-	-	-	-	(27)	(2)
Net periodic benefit cost	$-	$(1)	$(1)	$6	$9	$8	$4	$(12)	$15

Assumptions

Weighted average assumptions are as follows:

							in millions
	Pension Benefits						Other Postretirement
	Qualified			Non-Qualified			Benefits
	2008	2007	2006	2008	2007	2006	2008	2007	2006
Discount rate to determine
net periodic benefit cost	6.33%	5.93%	5.80%	6.25%	6.00%	6.00%	6.25%	6.00%	6.00%
Discount rate to determine
benefit obligations	5.88%	5.39%	5.75%	6.50%	6.25%	6.00%	6.50%	6.25%	6.10%
Rate of compensation increase	N/A	N/A	N/A	3.50%	3.50%	4.00%	N/A	N/A	N/A
Expected return on plan assets	8.02%	7.89%	8.03%	N/A	N/A	N/A	N/A	N/A	N/A

To determine the rate-of-return on assets assumption, we first examined historical rates of return for the various asset classes. We then determined a long-term projected rate-of-return based on expected returns over the next five to 10 years.

We have three postretirement health plans. Two of these consist of fixed, annual payments and account for $33 million of the postretirement medical obligation at September 27, 2008. A healthcare cost trend is not required to determine this obligation. The remaining plan accounts for $14 million of the postretirement medical obligation at September 27, 2008. The plan covers retirees who do not yet qualify for Medicare and uses a healthcare cost trend of 10% in the current year, grading down to 6% in fiscal 2012. The decision was made in the fourth quarter of fiscal 2007 to outsource a Post-age 65 plan to a third party insurer. This decision effectively settled the plan in fiscal 2007. We recognized a gain of approximately $27 million related to this plan change. A one-percentage point change in assumed healthcare cost trend rate would have an immaterial impact on the postretirement benefit obligation and total service and interest cost.

Plan Assets

The fair value of plan assets for domestic pension benefit plans was $64 million and $80 million as of September 27, 2008, and September 29, 2007, respectively. The following table sets forth the actual and target asset allocation for pension plan assets:

			Target Asset
	2008	2007	Allocation
Cash	0.9%	2.2%	0.0%
Fixed income securities	31.1	24.4	30.0
US Stock Funds-Large- and Mid-Cap	24.1	48.8	25.0
US Stock Funds-Small-Cap	20.0	9.7	20.0
International Stock Funds	18.8	14.9	20.0
Real Estate	5.1	0.0	5.0
Total	100.0%	100.0%	100.0%

A foreign subsidiary pension plan had $15 million and $17 million in plan assets at September 27, 2008, and September 29, 2007, respectively. All of this plan’s assets are held in annuity contracts consistent with its target asset allocation.

The Plan Trustees have established a set of investment objectives related to the assets of the pension plans and regularly monitor the performance of the funds and portfolio managers. Objectives for the pension assets are (1) to provide growth of capital and income, (2) to achieve a target weighted average annual rate of return competitive with other funds with similar investment objectives and (3) to diversify to reduce risk. The investment objectives and target asset allocation were adopted in January 2004 and amended in January 2008.

Contributions

Our policy is to fund at least the minimum contribution required to meet applicable federal employee benefit and local tax laws. In our sole discretion, we may from time to time fund additional amounts. Expected contributions to pension plans for fiscal 2009 are approximately $2 million. For fiscal 2008, 2007 and 2006, we funded $2 million, $5 million and $0, respectively, to defined benefit plans.

Estimated Future Benefit Payments

The following benefit payments are expected to be paid:

			in millions
	Pension Benefits		Other Postretirement
	Qualified	Non-Qualified	Benefits
2009	$6	$1	$6
2010	7	2	6
2011	6	2	6
2012	7	2	5
2013	12	2	5
2014-2018	33	16	22

The above benefit payments for other postretirement benefit plans are not expected to be offset by Medicare Part D subsidies in 2009 or thereafter.

NOTE 14: SUPPLEMENTAL CASH FLOW INFORMATION

The following table summarizes cash payments for interest and income taxes:

	in millions
	2008	2007	2006
Interest	$211	$262	$159
Income taxes, net of refunds	51	97	144

NOTE 15: TRANSACTIONS WITH RELATED PARTIES

We have operating leases for farms, equipment and other facilities with Don Tyson, a director of the Company, John Tyson, Chairman of the Company, certain members of their families and the Randal W. Tyson Testamentary Trust. Total payments of $3 million in fiscal 2008, $5 million in fiscal 2007, and $8 million in fiscal 2006, were paid to entities in which these parties had an ownership interest.

In 2008, a lawsuit captioned In re Tyson Foods, Inc. Consolidated Shareholder’s Litigation was settled. Pursuant to the settlement, Don Tyson and the Tyson Limited Partnership paid us $4.5 million.

NOTE 16: INCOME TAXES

Detail of the provision (benefit) for income taxes from continuing operations consists of:

	in millions
	2008	2007	2006
Federal	$56	$129	$(79)
State	8	16	(12)
Foreign	4	(3)	(3)
	$68	$142	$(94)
Current	$33	$137	$32
Deferred	35	5	(126)
	$68	$142	$(94)

The reasons for the difference between the statutory federal income tax rate and the effective income tax rate from continuing operations are as follows:

	2008	2007	2006
Federal income tax rate	35.0%	35.0%	35.0%
State income taxes, excluding FIN 48	2.0	2.3	3.3
Extraterritorial income exclusion	-	(1.1)	-
Unrecognized tax benefits, net	4.4	(4.6)	-
Medicare Part D	(0.8)	3.2	(1.8)
Adjustment for tax review	-	-	(5.1)
General business credits	(3.8)	(2.6)	2.6
Domestic production deduction	(2.2)	(1.0)	-
Fixed asset tax cost correction	-	4.2	-
Officers life insurance	3.8	(1.4)	0.8
Change in state valuation allowance	5.0	-	-
Other	1.2	0.6	0.2
	44.6%	34.6%	35.0%

An increase in the state valuation allowance increased the fiscal 2008 tax expense by $8 million, while non-deductible activity relating to company-owned life insurance increased the fiscal 2008 tax expense by $6 million. The addition of FIN 48 unrecognized tax benefits in fiscal 2008 caused a net increase to income tax expense of approximately $7 million. Additionally, estimated general business credits decreased fiscal 2008 tax expense by $6 million.

During fiscal 2007, we discovered a certain population of our tax cost and accumulated depreciation values were not accurately recorded, primarily related to a property, plant and equipment system conversion in 1999. This system conversion did not impact the recorded book value of the property, plant and equipment. As a result, the net tax basis of property, plant and equipment was overstated, which caused the deferred tax liability in our financial statements to be understated. In fiscal 2007, we increased our deferred tax liabilities $17 million and recognized additional tax expense of $17 million.

The fiscal 2007 effective tax rate was reduced by 4.6% due to the reduction of income tax reserves management deemed were no longer required. The net reduction to current income tax expense of approximately $20 million related to Internal Revenue Service examinations, appeals and United States Tax Court settlement activity, as well as state income tax examination settlements. Additional related adjustments resulted in a $28 million reduction of goodwill.

During fiscal 2006, we completed a review of our tax account balances, and as a result, reduced our income tax benefit by $15 million. This included $12 million related to additional tax reserves for our foreign operations and $3 million related to a cumulative adjustment to our recorded tax balances attributable to book to tax differences associated with property, plant and equipment (including synthetic leases) and certain acquired deferred tax liabilities. Additional adjustments resulted in an increase to goodwill of $12 million, deferred tax liabilities of $3 million and a reduction of property, plant and equipment of $9 million.

Deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The tax effects of major items recorded as deferred tax assets and liabilities are:

			in millions
	2008		2007
	Deferred Tax		Deferred Tax
	Assets	Liabilities	Assets	Liabilities
Property, plant and equipment	$-	$365	$-	$399
Suspended taxes from conversion
to accrual method	-	96	-	104
Intangible assets	-	30	7	32
Inventory	13	89	13	74
Accrued expenses	167	-	165	-
Net operating loss and other carryforwards	124	-	133	-
Note hedge transactions	36	-	-	-
Insurance reserves	22	-	22	-
Prepaids	-	23	-	40
Other	58	48	53	71
	$420	$651	$393	$720
Valuation allowance	$(49)		$(55)
Net deferred tax liability		$280		$382

Net deferred tax liabilities are included in Other Current Assets, Other Current Liabilities and Deferred Income Taxes on the Consolidated Balance Sheets.

The deferred tax liability for suspended taxes from conversion to accrual method represents the 1987 change from the cash to accrual method of accounting and will be recognized by 2027.

We have accumulated undistributed earnings of foreign subsidiaries aggregating approximately $219 million and $215 million at September 27, 2008 and September 29, 2007, respectively. These earnings are expected to be indefinitely reinvested outside of the United States. If those earnings were distributed in the form of dividends or otherwise, we would be subject to federal income taxes (subject to an adjustment for foreign tax credits), state income taxes and withholding taxes payable to the various foreign countries. It is not currently practicable to estimate the tax liability that might be payable on the repatriation of these foreign earnings.

The tax effected valuation allowance of $49 million consists of $30 million for state tax credit and net operating loss carryforwards, $3 million for federal net operating loss carryforwards and $16 million for international net operating loss carryforwards. The state tax credit and net operating loss carryforwards expire in fiscal years 2009 through 2027. At September 27, 2008, after considering utilization restrictions, our gross federal tax net operating loss carryforwards approximated $165 million. Gross federal net operating loss carryforwards of $8 million are subject to utilization limitations due to ownership changes and may be utilized to offset future taxable income subject to limitations. These carryforwards expire during fiscal years 2009 through 2024. The $49 million valuation allowance described above includes $3 million that if subsequently recognized, will be allocated to reduce goodwill, which was recorded at the time of acquisition of TFM.

The following table summarizes the activity related to our gross unrecognized tax benefits from the beginning of fiscal 2008 to September 27, 2008.

in millions
Unrecognized
Tax Benefits
Balance as of the beginning of fiscal 2008	$210
Increases related to current year tax positions	23
Increases related to prior year tax positions	36
Reductions related to prior year tax positions	(28)
Reductions related to settlements	(14)
Reductions related to expirations of statute of limitations	(7)
Balance as of September 27, 2008	$220

We classify interest and penalties on unrecognized tax benefits as income tax expense. At September 27, 2008, and at the adoption of FIN 48 at the beginning of fiscal 2008, before tax benefits, we had $67 million and $70 million, respectively, of accrued interest and penalties on unrecognized tax benefits.

As of September 27, 2008, we are subject to income tax examinations for U.S. federal income taxes for fiscal years 1998 through 2007, and for foreign, state and local income taxes for fiscal years 2001 through 2007. During fiscal 2009, tax audit resolutions could potentially reduce unrecognized tax benefits by approximately $26 million, either because tax positions are sustained on audit or because we agree to their disallowance.

NOTE 17: EARNINGS (LOSS) PER SHARE

The earnings and weighted average common shares used in the computation of basic and diluted earnings (loss) per share are as follows:

	in millions, except per share data
	2008	2007	2006
Numerator:
Income (loss) from continuing operations	$86	$268	$(174)
Less Dividends:
Class A ($0.16/share)	46	45	41
Class B ($0.144/share)	10	11	14
Undistributed earnings (losses)	30	212	(229)
Class A undistributed earnings (losses)	25	170	(170)
Class B undistributed earnings (losses)	5	42	(59)
Total undistributed earnings (losses)	$30	$212	$(229)
Denominator:
Denominator for basic earnings per share:
Class A weighted average shares	281	273	249
Class B weighted average shares, and
shares under if-converted method for
diluted earnings per share	70	75	96
Effect of dilutive securities:
Stock options and restricted stock	5	7	-
Denominator for diluted earnings per
share - adjusted weighted average
shares and assumed conversions	356	355	345

Earnings (Loss) Per Share from Continuing Operations:
Class A Basic	$0.25	$0.79	$(0.51)
Class B Basic	$0.22	$0.70	$(0.47)
Diluted	$0.24	$0.75	$(0.51)

Net income (loss):
Class A Basic	$0.25	$0.79	$(0.58)
Class B Basic	$0.22	$0.70	$(0.53)
Diluted	$0.24	$0.75	$(0.58)

Approximately 10 million, 4 million and 28 million, respectively, in fiscal years 2008, 2007 and 2006, of our option shares were antidilutive and were not included in the dilutive earnings per share calculation.

We have two classes of capital stock, Class A stock and Class B stock. Cash dividends cannot be paid to holders of Class B stock unless they are simultaneously paid to holders of Class A stock. The per share amount of cash dividends paid to holders of Class B stock cannot exceed 90% of the cash dividend paid to holders of Class A stock.

We allocate undistributed earnings (losses) based upon a 1 to 0.9 ratio per share of Class A stock and Class B stock, respectively. We allocate undistributed earnings (losses) based on this ratio due to historical dividend patterns, voting control of Class B shareholders and contractual limitations of dividends to Class B stock.

NOTE 18: SEGMENT REPORTING

We operate in four segments: Chicken, Beef, Pork and Prepared Foods. We measure segment profit as operating income (loss).

Chicken: Chicken operations include breeding and raising chickens, as well as processing live chickens into fresh, frozen and value-added chicken products and logistics operations to move products through the supply chain. Products are marketed domestically to food retailers, foodservice distributors, restaurant operators and noncommercial foodservice establishments such as schools, hotel chains, healthcare facilities, the military and other food processors, as well as to international markets throughout the world. It also includes sales from allied products and our chicken breeding stock subsidiary.

Beef: Beef operations include processing live fed cattle and fabricating dressed beef carcasses into primal and sub-primal meat cuts and case-ready products. This segment also includes sales from allied products such as hides and variety meats, as well as logistics operations to move products through the supply chain. Products are marketed domestically to food retailers, foodservice distributors, restaurant operators and noncommercial foodservice establishments such as schools, hotel chains, healthcare facilities, the military and other food processors, as well as to international markets throughout the world. Allied products are marketed to manufacturers of pharmaceuticals and technical products.

Pork: Pork operations include processing live market hogs and fabricating pork carcasses into primal and sub-primal cuts and case-ready products. This segment also includes our live swine group, related allied product processing activities and logistics operations to move products through the supply chain. Products are marketed domestically to food retailers, foodservice distributors, restaurant operators and noncommercial foodservice establishments such as schools, hotel chains, healthcare facilities, the military and other food processors, as well as to international markets throughout the world. We sell allied products to pharmaceutical and technical products manufacturers, as well as a limited number of live swine to pork processors.

Prepared Foods:  Prepared Foods operations include manufacturing and marketing frozen and refrigerated food products and logistics operations to move products through the supply chain. Products include pepperoni, bacon, beef and pork pizza toppings, pizza crusts, flour and corn tortilla products, appetizers, prepared meals, ethnic foods, soups, sauces, side dishes, meat dishes and processed meats. Products are marketed domestically to food retailers, foodservice distributors, restaurant operators and noncommercial foodservice establishments such as schools, hotel chains, healthcare facilities, the military and other food processors, as well as to international markets throughout the world.

in millions
	Chicken	Beef	Pork	Prepared Foods	Other	Consolidated
Fiscal year ended September 27, 2008
Sales	$8,900	$11,664	$3,587	$2,711	$-	$26,862
Operating income (loss)	(118)	106	280	63	-	331
Other expense						177
Income from continuing operations
before income taxes						154
Depreciation (a)	244	117	31	67	-	459
Total assets (b)	4,990	3,169	898	971	663	10,691
Additions to property, plant and equipment (c)	258	83	21	46	15	423
Fiscal year ended September 29, 2007
Sales	$8,210	$11,540	$3,314	$2,665	$-	$25,729
Operating income	325	51	145	92	-	613
Other expense						203
Income from continuing operations
before income taxes						410
Depreciation (a)	260	120	31	61	-	472
Total assets (b)	4,467	3,207	814	961	614	10,063
Additions to property, plant and equipment (c)	164	33	10	25	47	279
Fiscal year ended September 30, 2006
Sales	$7,958	$10,866	$3,067	$2,698	$-	$24,589
Operating income (loss)	94	(254)	55	55	-	(50)
Other expense						218
Loss from continuing operations
before income taxes						(268)
Depreciation (a)	262	117	30	63	-	472
Total assets (b)	4,395	3,139	847	1,021	1,561	10,963
Additions to property, plant and equipment (c)	225	134	14	55	100	528

a)	Excludes depreciation related to discontinued operation of $9 million, $10 million and $9 million for fiscal years 2008, 2007 and 2006, respectively.
b)	Excludes assets held for sale related to discontinued operation of $159 million, $164 million and $158 million for fiscal years 2008, 2007 and 2006, respectively.
c)	Excludes additions to property, plant and equipment related to discontinued operation of $2 million, $6 million and $3 million for fiscal years 2008, 2007 and 2006, respectively.

In the fourth quarter fiscal 2008, we began to manage and report the operating results and identifiable assets of our logistics operations in the segment in which the product being moved relates. As a result, our operating segments now reflect logistics operations which were previously included in Other. All prior periods have been restated to reflect this change.

We allocate expenses related to corporate activities to the segments, while the related assets and additions to property, plant and equipment remain in Other.

The Pork segment had sales of $517 million, $515 million and $467 million for fiscal years 2008, 2007 and 2006, respectively, from transactions with other operating segments. The Beef segment had sales of $142 million, $111 million and $104 million for fiscal years 2008, 2007 and 2006, respectively, from transactions with other operating segments. These sales from intersegment transactions, which are sold at market prices, were excluded from the segment sales in the above table.

Our largest customer, Wal-Mart Stores, Inc., accounted for 13.3%, 13.4% and 13.0% of consolidated sales in fiscal years 2008, 2007 and 2006, respectively. Sales to Wal-Mart Stores, Inc. were included in the Chicken, Beef, Pork and Prepared Foods segments. Any extended discontinuance of sales to this customer could, if not replaced, have a material impact on our operations.

The majority of our operations are domiciled in the United States. Approximately 98% of sales to external customers for each of fiscal years 2008, 2007 and 2006 were sourced from the United States. Approximately $3.4 billion, $3.5 billion and $3.7 billion, respectively, of property, plant and equipment were located in the United States at September 27, 2008, September 29, 2007, and September 30, 2006. Approximately $139 million, $125 million and $116 million of property, plant and equipment were located in foreign countries, primarily Mexico, at fiscal years ended 2008, 2007 and 2006, respectively.

We sell certain products in foreign markets, primarily Canada, Central America, China, the European Union, Japan, Mexico, the Middle East, Russia, South Korea, and Taiwan. Our export sales totaled $3.2 billion, $2.5 billion and $2.0 billion for fiscal 2008, 2007 and 2006, respectively. Substantially all of our export sales are facilitated through unaffiliated brokers, marketing associations and foreign sales staffs. Foreign sales, which are sales of products produced in a country other than the United States, were less than 10%

of consolidated sales for each of fiscal years 2008, 2007 and 2006. Approximately 22% and 10% of income from continuing operations before income taxes for fiscal 2008 and 2007, respectively, was from foreign operations. In fiscal 2006, we had income from continuing operations before income taxes related to foreign operations of $13 million.

NOTE 19: QUARTERLY FINANCIAL DATA (UNAUDITED)

in millions, except per share data
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2008
Sales	$6,476	$6,336	$6,849	$7,201
Gross profit	315	315	259	357
Operating income	94	54	45	138
Income (loss) from continuing operations	41	3	(3)	45
Income (loss) from discontinued operation	(7)	(8)	12	3
Net income (loss)	34	(5)	9	48

Earnings (loss) from continuing operations:
Class A Basic	$0.12	$0.01	$(0.01)	$0.13
Class B Basic	$0.11	$0.01	$(0.01)	$0.11
Diluted	$0.12	$0.01	$(0.01)	$0.12
Earnings (loss) from discontinued operation:
Class A Basic	$(0.02)	$(0.03)	$0.04	$0.01
Class B Basic	$(0.02)	$(0.02)	$0.03	$0.01
Diluted	$(0.02)	$(0.03)	$0.04	$0.01
Net income (loss):
Class A Basic	$0.10	$(0.02)	$0.03	$0.14
Class B Basic	$0.09	$(0.01)	$0.02	$0.12
Diluted	$0.10	$(0.02)	$0.03	$0.13
2007
Sales	$6,298	$6,239	$6,618	$6,574
Gross profit	342	353	428	306
Operating income	151	148	212	102
Income from continuing operations	60	61	114	33
Income (loss) from discontinued operation	(3)	7	(3)	(1)
Net income	57	68	111	32

Earnings from continuing operations:
Class A Basic	$0.18	$0.18	$0.33	$0.10
Class B Basic	$0.16	$0.16	$0.30	$0.08
Diluted	$0.17	$0.17	$0.32	$0.09
Earnings (loss) from discontinued operation:
Class A Basic	$(0.01)	$0.02	$(0.01)	$-
Class B Basic	$(0.01)	$0.02	$(0.01)	$-
Diluted	$(0.01)	$0.02	$(0.01)	$-
Net income:
Class A Basic	$0.17	$0.20	$0.32	$0.10
Class B Basic	$0.15	$0.18	$0.29	$0.08
Diluted	$0.16	$0.19	$0.31	$0.09

In June 2008, we executed a letter of intent to sell the beef processing, cattle feed yard and fertilizer assets of Lakeside Farm Industries Ltd. We are reporting Lakeside as a discontinued operation and have restated the quarterly financial data accordingly.

First quarter fiscal 2008 income from continuing operations before income taxes includes an $18 million non-operating gain related to sale of an investment and a $6 million severance charge related to the FAST initiative. Second quarter fiscal 2008 income from continuing operations before income taxes includes $47 million in charges related to restructuring a beef plant operation, closing a poultry plant, impairment of packaging equipment and software impairments. Third quarter fiscal 2008 loss from continuing operations before income taxes includes $13 million in charges related to flood damage and impairment of unimproved real property. Fourth quarter fiscal 2008 income from continuing operations before income taxes includes a $10 million charge related to intangible asset impairments.

Fourth quarter fiscal 2007 income from continuing operations includes tax expense of $17 million related to a fixed asset tax cost correction.

NOTE 20: CAPITAL STRUCTURE

In September 2008, we issued 22.4 million shares of Class A stock as part of a public offering. The shares were offered at $12.75. Net proceeds, after underwriting discounts and commissions, of approximately $274 million were used toward the repayment of our borrowings under the accounts receivable securitization facility and for other general corporate purposes. An entity controlled by Don Tyson purchased three million shares of Class A stock in this offering.

During fiscal 2007, Tyson Limited Partnership converted 15.9 million shares of Class B stock to Class A stock on a one-for-one basis.

During fiscal 2006, Tyson Limited Partnership converted 15 million shares of Class B stock to Class A stock on a one-for-one basis. Additionally, Don Tyson, a director, converted 750,000 shares of Class B stock to Class A stock on a one-for-one basis.

NOTE 21: CONTINGENCIES

Listed below are certain claims made against the Company and our subsidiaries. In our opinion, we have made appropriate and adequate reserves, accruals and disclosures where necessary, and believe the probability of a material loss beyond the amounts accrued to be remote; however, the ultimate liability for these matters is uncertain, and if accruals and reserves are not adequate, an adverse outcome could have a material effect on the consolidated financial condition or results of operations. We believe we have substantial defenses to the claims made and intend to vigorously defend these cases.

In 2000, the Wage and Hour Division of the U.S. Department of Labor (DOL) conducted an industry-wide investigation of poultry producers, including us, to ascertain compliance with various wage and hour issues. As part of this investigation, the DOL inspected 14 of our processing facilities. On May 9, 2002, the DOL filed a civil complaint styled Elaine L. Chao, Secretary of Labor, United States Department of Labor v. Tyson Foods, Inc. against us in the U.S. District Court for the Northern District of Alabama. The plaintiffs allege in the complaint that we violated the overtime provisions of the federal Fair Labor Standards Act at our chicken-processing facility in Blountsville, Alabama. The complaint does not contain a definite statement of what acts constituted alleged violations of the statute, although the Secretary of Labor indicated in discovery the case seeks to require us to compensate all hourly chicken processing workers for pre- and post-shift clothes changing, washing and related activities and for one of two unpaid 30-minute meal periods. The Secretary of Labor seeks unspecified back wages for all employees at the Blountsville facility for a period of two years prior to the date of the filing of the complaint, and an additional amount in unspecified liquidated damages and an injunction against future violations at that facility and all other chicken processing facilities we operate. The District Court granted the Company’s motion for partial summary judgment in part, ruling that the second meal period is appropriately characterized as non-compensable, and reserving the remaining issues for trial. The trial is presently set for January 5, 2009.

Several private lawsuits are pending against us alleging that we failed to compensate poultry plant employees for all hours worked, including overtime compensation, in violation of the Fair Labor Standards Act. These lawsuits include M.H. Fox, et al. v. Tyson Foods, Inc. (Fox), filed on June 22, 1999, in the U.S. District Court for the Northern District of Alabama, and DeAsencio v. Tyson Foods, Inc. (DeAsencio), filed on August 22, 2000, in the U.S. District Court for the Eastern District of Pennsylvania. Each of these matters involves similar allegations that employees should be paid for the time it takes to engage in pre- and post-shift activities such as changing into and out of protective and sanitary clothing, obtaining clothing and walking to and from the changing area, work areas and break areas. The plaintiffs in these lawsuits seek or have sought to act as class representatives on behalf of all current and former employees who were allegedly not paid for time worked and seek back wages, liquidated damages, pre- and post-judgment interest, and attorneys’ fees. In Fox, the District Court denied class certification on November 16, 2006, and ordered the cases of the 10 named plaintiffs in the matter to proceed individually in the home jurisdictions of the named plaintiffs. Two of these cases (Brothers and Hatchett) were tried in November 2007 in Alabama with jury verdicts in favor of the plaintiffs. The District Court recently entered judgment in the final of these cases (Fox) after the Company made an offer of judgment to Fox, thereby avoiding trial. However, the District Court must now determine the amount of attorneys’ fees and costs to be awarded to the plaintiffs. In DeAsencio, plaintiffs appealed a jury verdict and final judgment entered in our favor on June 22, 2006, in the District Court. On September 7, 2007, the U.S. Court of Appeals for the Third Circuit reversed the jury verdict and remanded the case to the District Court for further proceedings.

We sought rehearing en banc, which was denied by the Court of Appeals on October 5, 2007. The United States Supreme Court denied our petition for a writ of certiorari on June 9, 2008.

In addition to Fox and DeAsencio, additional private lawsuits were filed against us since the beginning of fiscal 2007 which allege we failed to compensate poultry plant employees for all hours worked, including overtime compensation, in violation of the Fair Labor Standards Act. These lawsuits are Sheila Ackles, et al. v. Tyson Foods, Inc. (N. Dist. Alabama, October 23, 2006); McCluster, et al. v. Tyson Foods, Inc. (M. Dist. Georgia, December 11, 2006); Dobbins, et al. v. Tyson Chicken, Inc., et al. (N. Dist. Alabama, December 21, 2006); Buchanan, et al. v. Tyson Chicken, Inc., et al. and Potter, et al. v. Tyson Chicken, Inc., et al. (N. Dist. Alabama, December 22, 2006); Jones, et al. v. Tyson Foods, Inc., et al., Walton, et al. v. Tyson Foods, Inc., et al. and Williams, et al. v. Tyson Foods, Inc., et al. (S. Dist. Mississippi, February 9, 2007); Balch, et al. v. Tyson Foods, Inc. (E. Dist. Oklahoma, March 1, 2007); Adams, et al. v. Tyson Foods, Inc. (W. Dist. Arkansas, March 2, 2007); Atkins, et al. v. Tyson Foods, Inc. (M. Dist. Georgia, March 5, 2007); and Laney, et al. v. Tyson Foods, Inc. and Williams, et al. v. Tyson Foods, Inc. (M. Dist. Georgia, May 23, 2007). Similar to Fox and DeAsencio, each of these matters involves allegations employees should be paid for the time it takes to engage in pre- and post-shift activities such as changing into and out of protective and sanitary clothing, obtaining clothing and walking to and from the changing area, work areas and break areas. The plaintiffs in each of these lawsuits seek or have sought to act as class representatives on behalf of all current and former employees who were allegedly not paid for time worked and seek back wages, liquidated damages, pre- and post-judgment interest, and attorneys’ fees. On April 6, 2007, we filed a motion for transfer of the above named actions for coordinated pretrial proceedings before the Judicial Panel on Multidistrict Litigation. The motion for transfer was granted on August 17, 2007. The cases listed above and five other cases subsequently filed involving the same allegations, including Armstrong, et al. v. Tyson Foods, Inc. (W. Dist. Tennessee, January 30, 2008); Maldonado, et al. v. Tyson Foods, Inc. (E. Dist. Tennessee, January 31, 2008); White, et al. v. Tyson Foods, Inc. (E. Dist. Texas, February 1, 2008); Meyer, et al. v. Tyson Foods, Inc. (W. Dist. Missouri, February 2, 2008); and Leak, et al. v. Tyson Foods, Inc. (W. Dist. North Carolina, February 6, 2008), were transferred to the U.S. District Court in the Middle District of Georgia, In re: Tyson Foods, Inc., Fair Labor Standards Act Litigation (“MDL Proceedings”). On January 2, 2008, the Judge in the MDL Proceedings issued a Joint Scheduling and Case Management Order. The Order granted Conditional Class Certification and called for notice to be given to potential putative class members via a third party administrator. The potential class members had until April 18, 2008, to “opt–in” to the class. Approximately 13,800 employees and former employees filed their consents to “opt-in” to the class. As of April 18, 2008, the parties began conducting discovery for a period of 240 days at eight of our facilities and our corporate headquarters in Springdale, Arkansas. Discovery may be conducted at additional facilities in the future. On October 15, 2008, the Judge in the MDL Proceedings denied the plaintiffs’ motion for equitable tolling, which reduces the time period for which the plaintiffs may seek damages.

On June 19, 2005, the Attorney General and the Secretary of the Environment of the State of Oklahoma filed a complaint in the U.S. District Court for the Northern District of Oklahoma against us, three of our subsidiaries and six other poultry integrators. This complaint was subsequently amended. As amended, the complaint asserts a number of state and federal causes of action including, but not limited to, counts under Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), Resource Conservation and Recovery Act (“RCRA”), and state-law public nuisance theories. The amended complaint asserts that defendants and certain contract growers who are not named in the complaint polluted the surface waters, groundwater and associated drinking water supplies of the Illinois River Watershed ("IRW") through the land application of poultry litter. Oklahoma asserts that this alleged pollution has also caused extensive injury to the environment (including soils and sediments) of the IRW and that the defendants have been unjustly enriched. Oklahoma's claims cover the entire IRW, which encompasses more than one million acres of land and the natural resources (including lakes and waterways) contained therein. Oklahoma seeks wide-ranging relief, including injunctive relief, compensatory and punitive damages, attorneys fees and disgorgement. We and the other defendants have denied liability, asserted various defenses, and filed a third-party complaint that asserts claims against other persons and entities whose activities may have contributed to the pollution alleged in the amended complaint. The district court has stayed proceedings on the third party complaint pending resolution of Oklahoma's claims against the defendants. On November 14, 2007, Oklahoma filed a motion under RCRA requesting a preliminary injunction to halt the land application of poultry litter in the IRW. Oklahoma's motion for a preliminary injunction asserted that bacteria from poultry litter are causing an imminent and substantial endangerment to human health and the environment throughout the IRW. A multi-week evidentiary hearing on the preliminary injunction was completed on March 6, 2008. On September 29, 2008, the court entered an order denying the preliminary injunction. On October 17, 2008, Oklahoma filed a notice of appeal of the district court’s denial of the preliminary injunction in the United States Court of Appeals for the Tenth Circuit. Discovery in Oklahoma's case against defendants is ongoing. Trial is currently scheduled for September 2009.

We currently have pending eleven separate wage and hour actions involving TFM’s plants located in Lexington, Nebraska (Lopez, et al. v. Tyson Foods, Inc., District of Nebraska, June 30, 2006), Garden City and Emporia, Kansas (Garcia, et al. v. Tyson Foods, Inc., Tyson Fresh Meats, Inc., District of Kansas, May 15, 2006), Storm Lake, Iowa (Sharp, et al. v. Tyson Foods, Inc., (N.D. Iowa, February 6, 2007), Columbus Junction, Iowa (Robinson, et al. v. Tyson Foods, Inc., d/b/a Tyson Fresh Meats, Inc., S.D. Iowa, September 12, 2007) , Joslin, Illinois (Murray, et al. v. Tyson Foods, Inc., C.D. Illinois, January 2, 2008), Dakota City, Nebraska (Gomez, et al. v. Tyson Foods, Inc., District of Nebraska, January 16, 2008), Madison, Nebraska (Acosta, et al. v Tyson Foods, Inc. d.b.a Tyson Fresh Meats, Inc., District of Nebraska, February 29, 2008), Perry and Waterloo, Iowa (Edwards, et al. v. Tyson Foods, Inc. d.b.a Tyson Fresh Meats, Inc., S.D. Iowa, March 20, 2008); Council Bluffs, Iowa (Salazar, et al. v. Tyson Foods, Inc. d.b.a. Tyson Fresh Meats, Inc., S.D. Iowa, April 29, 2008; and Logansport, Indiana (Carter, et al. v. Tyson Foods, Inc. and Tyson Fresh Meats, Inc., N.D. Indiana, April 29, 2008); and Goodlettsville, Tennessee (Cunningham v. Tyson Fresh Meats, Inc., M.D. Tennessee, May 22, 2008). With the exception of Cunningham, the actions allege TFM failed to pay employees for all hours worked, including overtime compensation for the time it takes to change into protective work uniforms, safety equipment and other sanitary and protective clothing worn by employees, and for walking to and from the changing area, work areas and break areas in violation of the Fair Labor Standards Act and analogous state laws. The plaintiffs seek back wages, liquidated damages, pre- and post-judgment interest, attorneys’ fees and costs. Cunningham alleges TFM failed to pay quality assurance technicians overtime compensation for all hours worked in excess of forty hours in each work week. TFM filed a motion for partial summary judgment in Garcia, based upon an injunction entered in Reich v. IBP, which outlined the types of activities at issue here that are compensable. The District Court of Kansas denied the motion, and TFM appealed to the Tenth Circuit Court of Appeals, arguing that the District Court’s ruling had the effect of improperly modifying the injunction. On July 23, 2008, Tyson filed a motion to transfer the eleven actions to the District of Kansas for consolidated pretrial proceedings. On October 9, 2008, the motion to transfer was denied by the Judicial Panel on Multidistrict Litigation. The effect of this order will be that the stays previously entered in the individual actions will be lifted and each case will resume.

On November 21, 2002, 10 current and former hourly employees of a TFM case ready facility in Goodlettsville, Tennessee, filed a putative class action lawsuit styled Emily D. Jordan, et al. v. IBP, inc. and Tyson Foods, Inc. in the U.S. District Court for the Middle District of Tennessee against us claiming violations of the overtime provisions of the Fair Labor Standards Act by failing to pay employees for all hours worked. The suit further alleges employees should be paid for the time it takes to collect, assemble and put on, take off and wash their health, safety and production gear at the beginning and end of their shifts and during their meal period. Finally, the suit alleges we deduct 30 minutes per day from employees’ paychecks regardless of whether employees use a full 30-minute period for their meal. The plaintiffs seek a declaration that the defendants did not comply with the Fair Labor Standards Act, and an award for an unspecified amount of back pay compensation and benefits, unpaid entitlements, liquidated damages, prejudgment and post-judgment interest, attorney fees and costs. On November 17, 2003, the District Court conditionally certified a collective action based on clothes changing and washing activities and unpaid production work during meal periods, since the plant operations began in April 2001. Approximately 650 current and former employees have opted into the class. On August 20, 2007, both parties filed motions for summary judgment. The court granted in part and denied in part the parties’ motions for partial summary judgment on March 13, 2008. A jury trial was set to begin on September 16, 2008, but the parties resolved the litigation. On September 25, 2008, the court entered an agreed order of dismissal with prejudice and approved the confidential settlement agreement of the parties.

NOTE 22: SUBSEQUENT EVENTS

In October 2008, Dynamic Fuels received $100 million in Gulf Opportunity Zone tax-exempt bonds made available by the Federal government to the regions affected by Hurricanes Katrina and Rita in 2005. These floating rate bonds are due October 1, 2033, and have an initial interest rate of 1.3%. We issued a letter of credit as a guarantee for the entire bond issuance. In exchange for our guarantee, Syntroleum Corporation, the other 50 percent investor in Dynamic Fuels, issued to us eight million Syntroleum stock warrants with an exercise price of $0.01 per share.

In October 2008, we completed the acquisition of three vertically integrated poultry companies in southern Brazil. The purchase price was $80 million, as well as up to an additional $15 million of contingent purchase price based on production volumes payable through fiscal 2010. These transactions include the acquisitions of Macedo Agroindustrial, Avicola Itaiopolis and Frangobras. Combined, we expect these companies will have sales of $150-$175 million in fiscal 2009.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

of Tyson Foods, Inc.

We have audited the accompanying consolidated balance sheets of Tyson Foods, Inc. as of September 27, 2008 and September 29, 2007, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended September 27, 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tyson Foods, Inc. at September 27, 2008 and September 29, 2007, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 27, 2008, in conformity with U.S. generally accepted accounting principles.

As described in Note 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” in 2008.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Tyson Foods, Inc.’s internal control over financial reporting as of September 27, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated November 17, 2008, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Rogers, Arkansas

November 17, 2008, except for the Subsequent

Events and Condensed Consolidating Financial

Statements included in Note 10 “Long-Term

Debt”, as to which the date is June 24, 2009.